QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

STAPLES, INC.,

ARCH MERGER SUB INC.

and

ARCH PARENT INC.

Dated as of June 28, 2017

ii

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of this 28th day of June, 2017, by and among Arch Parent Inc., a Delaware corporation (the "Parent"), Arch Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Merger Sub"), and Staples, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the "Merger");

        WHEREAS, the Company Board has as of the date hereof unanimously (a) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other Transactions on the terms and subject to the conditions set forth herein, (b) adopted, approved and declared the advisability of this Agreement, the Merger and the other Transactions, (c) declared that the terms of the Merger are fair to the Company and the Company's stockholders and (d) directed that this Agreement be submitted to the Company's stockholders at the Company Stockholders Meeting for their adoption and recommended that the Company's stockholders adopt this Agreement;

        WHEREAS, the respective board of directors of the Parent and the Merger Sub have adopted, approved and declared it advisable for the Parent and the Merger Sub to enter into this Agreement and to consummate the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein; and

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, investment funds or accounts managed or advised by each of Sycamore Partners II, L.P., and the other investment funds or managed accounts party to a Limited Guarantee dated as of the date hereof and delivered to the Company concurrently with the execution of this Agreement (each, a "Guarantor" and together, the "Guarantors") are entering into the Limited Guarantees with respect to certain obligations of Parent and Merger Sub under this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

 ARTICLE I

THE MERGER

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Sub shall merge with and into the Company at the Effective Time.

        1.2    Effective Time of the Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent, Merger Sub and the Company shall cause a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

        1.3    Closing.    Subject to the satisfaction or waiver (to the extent permitted herein and by applicable law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 as soon as practicable (but in any event no later than the third Business Day) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other date, time or place as the parties hereto shall agree in writing; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, the Closing shall occur instead on the earliest of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days' prior written notice to the Company, (b) the third (3rd) Business Day following the final day of the Marketing Period or (c) such other date, time or place as agreed to in writing by Parent and the Company.

        1.4    Effects of the Merger.    At the Effective Time (a) the separate existence of the Merger Sub shall cease, the Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with the DGCL. In addition, subject to Section 6.6(b) hereof, the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of the Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL and in this Agreement.

        1.5    Directors and Officers of the Surviving Corporation.    The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

 ARTICLE II

TREATMENT OF COMPANY SECURITIES

        2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Merger Sub, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

          (a)    Capital Stock of the Merger Sub.    Each share of the common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent, the Merger Sub or any other Affiliate of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

          (c)    Merger Consideration for Company Common Stock.    Except as otherwise agreed in writing between the holder and Parent, subject to Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive $10.25, without interest thereon (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2.

          (d)    Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

        2.2    Surrender of Certificates.

          (a)    Paying Agent.    At or prior to the Effective Time, the Parent shall (i) enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Merger and (ii) deposit, or cause to be deposited (including by directing that available cash of the Company and/or its Subsidiaries (including, if requested by Parent no later than three (3) Business Days prior to Closing, any cash proceeds received upon liquidating any investments held in highly liquid short-term interest-bearing investments in the United States) be deposited with the Paying Agent at the Effective Time), with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent's obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.2(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

          (b)    Exchange Procedures.

              (i)  Promptly (and in any event within five (5) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal (which shall (1) be prepared prior to the Closing, (2) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (3) otherwise be in such form and have such provisions as may be reasonably acceptable to the Parent and the Company), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

             (ii)  Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall, upon receipt by the Paying Agent of an "agent's message" in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), be promptly paid the Merger Consideration in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

          (c)    Interest; Transfers; Rights Following the Effective Time.    No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1(c).

          (d)    No Further Ownership Rights in Company Common Stock.    All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e).

          (e)    Termination of Payment Fund.    Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.2 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

          (f)    No Liability.    To the extent permitted by applicable law, none of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Parent, the posting by such Person of a bond in such reasonable and customary amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

        2.3    Company Stock Plans.

          (a)   Except as otherwise agreed upon in writing between the holder and Parent, effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding. Parent shall cause the Surviving Corporation to pay the aggregate amount payable by the Surviving Corporation to the holders of such Company Stock Options pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, upon the later of (A) five (5) Business Days after the Closing Date and (B) the date of the Company's first regularly scheduled payroll after the Closing Date. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

          (b)   Except as otherwise agreed upon in writing between the holder and Parent, effective as of immediately prior to the Effective Time:

              (i)  each Company RSU that will become vested, by its terms, as a result of the Closing of the Merger shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (B) the Merger Consideration. Parent shall cause the Surviving Corporation to pay the aggregate amount payable by the Surviving Corporation to the holders of such Company RSUs pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, upon the later of (I) five (5) Business Days after the Closing Date and (II) the date of the Company's first regularly scheduled payroll after the Closing Date;

             (ii)  each Company RSU that will not be vested, by its terms, on or before the Closing Date shall automatically be canceled and converted into the contingent right to receive from the Surviving Corporation an amount of cash equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (B) the Merger Consideration; provided that such cash payment shall not be paid at the Effective Time but shall instead be subject to the holder of such Company RSU being in continuous service to the Surviving Corporation as an employee or consultant until the earlier of (I) any date on which the original vesting conditions applicable to the underlying Company RSU, including, and taking into account, any accelerated vesting provisions set forth therein, are satisfied and (II) the date 180 days following the Closing Date (such earlier date, the "RSU Vesting Date"). Parent shall cause the Surviving Corporation to pay the Merger Consideration applicable to such Company RSU to the holder of such Company RSU, without any interest thereon and subject to all applicable withholding, upon the later of (x) five (5) Business Days after the RSU Vesting Date and (y) the date of the Company's first regularly scheduled payroll after the RSU Vesting Date; and

            (iii)  each Company July 2017 RSU that will not be vested, by its terms, on or before the Closing Date shall automatically be canceled and converted into the contingent right to receive from the Surviving Corporation an amount of cash equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company July 2017 RSU multiplied by (B) the Merger Consideration; provided that such cash payment shall not be paid at the Effective Time but shall instead be subject to the holder of such Company July 2017 RSU being in continuous service to the Surviving Corporation as an employee or consultant until the earlier of (I) any date on which the original vesting conditions applicable to the underlying Company July 2017 RSU, including, and taking into account, any accelerated vesting provisions set forth therein, are satisfied and (II) the date that is the last day of the 10th month following the Closing Date (such earlier date, the "July 2017 RSU Vesting Date"). Parent shall cause the Surviving Corporation to pay the Merger Consideration applicable to such Company July 2017 RSU to the holder of such Company July 2017 RSU, without any interest thereon and subject to all applicable withholding, upon the later of (x) five (5) Business Days after the July 2017 RSU Vesting Date and (y) the date of the Company's first regularly scheduled payroll after the July 2017 RSU Vesting Date.

          (c)   Except as otherwise agreed upon in writing between the holder and Parent, effective as of immediately prior to the Effective Time:

              (i)  each Company Performance Share Award that is then outstanding and unvested and that is held by a former employee of the Company (as determined immediately prior to the Effective Time) shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (A) the target number of shares of Company Common Stock subject to such Company Performance Share Award, as pro-rated in accordance with the terms of the applicable Company Performance Share Award agreement, multiplied by (B) the Merger Consideration. Parent shall cause the Surviving Corporation to pay the aggregate amount payable by the Surviving Corporation to the holders of such Company Performance Share Awards pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, upon the later of (x) five (5) Business Days after the Closing Date and (y) the date of the Company's first regularly scheduled payroll after the Closing Date; and

             (ii)  each Company Performance Share Award that is then outstanding and unvested and that is held by a person who is an employee of the Company immediately prior to the Effective Time shall automatically be canceled and converted into the contingent right to receive from the Surviving Corporation an amount of cash equal to the product of (A) the target number of shares of Company Common Stock subject to such Company Performance Share Award multiplied by (B) the Merger Consideration; provided that such cash payment shall not be paid at the Effective Time but shall instead be subject to the holder of such Company Performance Share Award being in continuous service to the Surviving Corporation as an employee or consultant until the earlier of (A) the date on which the original vesting conditions applicable to the underlying Company Performance Share Award, including, and taking into account, any accelerated vesting provisions set forth therein, are satisfied and (B) the date 180 days following the Closing Date (such earlier date, the "Performance Share Vesting Date"). Parent shall cause the Surviving Corporation to pay the Merger Consideration applicable to such Company Performance Share Award to the holder of such Company Performance Share Award, without interest thereon and subject to all applicable withholding, upon the later of (x) five (5) Business Days after the Performance Share Vesting Date and (y) the date of the Company's first regularly scheduled payroll after the Performance Share Vesting Date, provided that in no event shall the amount payable pursuant to this Section 2.3(c)(ii) be paid later than March 15 of the calendar year following the year in which the Closing occurs.

          (d)   The Parent shall cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.3(a), Section 2.3(b) and Section 2.3(c).

          (e)   As soon as practicable following the execution of this Agreement, (i) the Company shall mail or provide via email to each Person who is a holder of Company Stock Options, Company RSUs, Company July 2017 RSUs or Company Performance Share Awards a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment therefor, and (ii) the Company Board shall take all such actions as are required to provide for the treatment of such equity awards pursuant to this Section 2.3 and the termination of the Company Stock Plans conditioned upon, and effective immediately after, the Effective Time.

          (f)    The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.3 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

          (g)   The only "Offering Period" in effect as of the date of this Agreement (as such term is defined in the Company ESPP) ends June 30, 2017 (which is the "Exercise Date" (as such term is defined in the Company ESPP) for such Offering Period). Any options granted under the Company ESPP with respect to such Offering Period that are outstanding as of such June 30, 2017 Exercise Date shall be exercised on such date in accordance with the existing terms of the

  Company ESPP. As soon as practicable following the date of this Agreement, the Company Board shall take all such actions as are required to provide that, (i) no new Offering Periods will commence, nor will the existing Offering Period be extended, following the date of this Agreement; (ii) no new individuals will be permitted to enroll in the Company ESPP following the date of this Agreement; (iii) with respect to the Offering Period in effect as of the date of this Agreement, no existing participant will be permitted to increase his or her rate of deductions and purchases following the date of this Agreement; and (iv) no shares of Company Common Stock will be issued under the Company ESPP except with respect to the June 30, 2017 Exercise Date, as set forth above. In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time.

        2.4    Dissenting Shares.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

          (b)   If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest, and shall not thereafter be deemed to be Dissenting Shares.

          (c)   The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice, withdrawal or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the right to participate in, direct and control all negotiations and proceedings with respect to any such demand, notice, withdrawal or instrument. The Company shall not settle or pay or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument or agree to do any of the foregoing unless the Parent shall have given its written consent to such settlement, payment or payment or settlement offer.

        2.5    Withholding Rights.    Each of the Parent, the Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC since January 1, 2015 and prior to the date of this Agreement (excluding, in each case, disclosures set forth under the headings "Risk Factors" or "Forward-Looking Statements" of such filings and any similar disclosures that are cautionary, predictive or forward-looking in nature) to the extent that it is reasonably apparent solely from a reading of the text of such reports that such disclosure is applicable to any section or subsection of this Article III; provided that nothing in the Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 3.2 (Capitalization), Section 3.4(a) (Authority) and the first sentence of Section 3.7 (Absence of Company Material Adverse Effect) or (b) as set forth herein or in the Company Disclosure Schedule, subject to Section 10.13.

        3.1    Organization, Standing and Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company has publicly filed correct and complete copies of the Company's certificate of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company as of the date of this Agreement consists of 2,100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Company's certificate of incorporation. As of the Capitalization Date, (i) 653,441,161 shares of Company Common Stock were issued and outstanding (not including shares held in treasury, but including, for the avoidance of doubt, shares of Company Common Stock held by or on behalf of the Company 401(k) Plan), (ii) 301,241,189 shares of Company Common Stock were held in treasury, (iii) an aggregate of 1,465,991 shares of Company Common Stock were subject to outstanding purchase rights pursuant to the Company ESPP (with such outstanding purchase rights limited exclusively to the offering period ending June 30, 2017, and with the number of shares calculated in accordance with the assumptions set forth on Section 3.2(a) of the Disclosure Schedule), and (iv) no shares of Company Preferred Stock were issued or outstanding. Between the Capitalization Date and the execution of this Agreement, no shares of Company Common Stock have been issued except pursuant to the terms of Company Stock Options, Company RSUs or Company Performance Share Awards outstanding as of the Capitalization Date to the extent required or permitted under the terms thereof as in effect on the Capitalization Date.

          (b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the aggregate number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the aggregate number of shares of Company Common Stock subject to outstanding Company Stock Options under such Company Stock Plan and, for each Company Stock Option, the name of the holder, the grant date, the expiration date, the vesting schedule, the exercise price per share, and the number of shares of Company Common Stock subject thereto, (iii) the aggregate number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iv) the weighted average exercise price of the outstanding Company Stock Options under such Company Stock Plan, (v) the aggregate number of shares of Company Common Stock that are subject to Company RSUs and, for each Company RSU, the name of the holder, the grant date, the vesting schedule, and the number of shares of Company Common Stock subject thereto, and (vi) the aggregate number of shares of Company Common Stock that are subject to Company Performance Share Awards (assuming applicable performance criteria were deemed satisfied at target performance) and, for each Company Performance Share

  Award, the name of the holder, the grant date, the performance period, and the target number of shares of Company Common Stock subject thereto. The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, (C) forms of agreements evidencing Company RSUs and Company Performance Share Awards and (D) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

          (c)   Except as set forth in this Section 3.2 and Section 3.2(b) of the Company Disclosure Schedule and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options, Company RSUs, Company July 2017 RSUs granted after the date of this Agreement in accordance with the terms and limitations set forth in Section 5.1(b) of the Company Disclosure Schedule or Company Performance Share Awards outstanding on such date to the extent required or permitted under the terms thereof as in effect on the Capitalization Date, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance, outstanding or authorized and (ii) there are no options, warrants, equity securities, calls, rights, subscriptions, arrangements, understandings or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement or make payments based on the value of any shares of Company Common Stock or other equity securities or equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has (A) any outstanding stock appreciation rights, phantom stock or similar rights or obligations or (B) outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote or other equity securities of the Company) with the stockholders of the Company on any matter. Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement with respect to the voting (including trusts or proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except as described in Section 3.2(c) of the Company Disclosure Schedule, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries.

          (d)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) of the Company Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

          (e)   There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register any shares of Company Common Stock or the capital stock of the Company or any of its non-wholly owned Subsidiaries.

          (f)    As of the Capitalization Date, except for indebtedness (other than indebtedness owed by the Company to any directly or indirectly wholly owned Subsidiary thereof or by any directly or indirectly wholly owned Subsidiary of the Company to the Company or another directly or indirectly wholly owned Subsidiary of the Company) in an aggregate amount of less than $20,000,000, there is no outstanding indebtedness for borrowed money of the Company and its Subsidiaries other than indebtedness reflected on the Company Balance Sheet.

        3.3    Subsidiaries.

          (a)   Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) its jurisdiction of organization; and (iii) in the case of a Subsidiary of the Company that is not wholly owned, the number and type of its outstanding equity securities and a list of the holders thereof. All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (x) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) except as set forth in Section 3.3 of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company free and clear of all Liens.

          (b)   Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each material Subsidiary of the Company (and all amendments thereto) as currently in effect.

          (c)   The Company does not own or control, directly or indirectly, any material amount of capital stock of any Person that is not a Subsidiary of the Company.

        3.4    Authority; No Conflict; Required Filings and Consents.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8 and receipt of the Company Stockholder Approval, consummate the Merger and the other transactions contemplated hereby. The Company Board, at a meeting duly called and held, by the unanimous vote of all directors, duly adopted resolutions (i) determining and declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein, (ii) adopting, approving and declaring the advisability of this Agreement, the Merger and the other Transactions, (iii) declaring that the terms of the Merger are fair to the Company and the Company's stockholders and (iv) directing that this Agreement be submitted to the Company's stockholders at the Company Stockholders Meeting for their adoption and recommending that the stockholders of the Company adopt this Agreement. Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8 and receipt of the Company Stockholder Approval, the execution and delivery of this Agreement and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the

  Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   The execution and delivery of this Agreement by the Company do not, and (assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8 and receipt of the Company Stockholder Approval) the consummation by the Company of the Transactions shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or similar organizational documents of the Company or any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of such other reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of the Nasdaq Stock Market, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

          (d)   There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

        3.5    SEC Filings; Financial Statements; Information Provided.

          (a)   The Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2015.

  All such registration statements, forms, reports and other documents, as such documents have been amended or supplemented since the time of their filing (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed or furnished, complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect. The Company has not, as of the date hereof, received any written comments from the SEC with respect to any of the Company SEC Reports which remain unresolved.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows, as the case may be, for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not material in the aggregate.

          (c)   Subject to the following sentence, (i) the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on any information supplied by or on behalf of the Parent or the Merger Sub expressly for inclusion or incorporation by reference therein.

          (d)   The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company's principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

          (e)   The Company has established and maintains disclosure controls, procedures and internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) required by

  Rule 13a-15 or 15d-15 under the Exchange Act. Such (i) disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents and (ii) internal controls are designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company's principal executive officer and its principal financial officer have disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure, if any) (1) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information, and (2) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq Stock Market.

        3.6    No Undisclosed Liabilities.    Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet (and, solely for the purposes of this Section 3.6, liability for breach of a Company Material Contract, tort, infringement, misappropriation or dilution shall not be deemed Ordinary Course of Business), the Company and its Subsidiaries do not have any liabilities of any nature that, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect. The Company is not subject to any "Off-Balance Sheet Arrangement" (as defined in Item 303(a) of Regulation S-K under the Securities Act) that have not been so described in the Company SEC Reports.

        3.7    Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as expressly contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h), (j) and (k) of Section 5.1 and paragraph (q) of Section 5.1 as it relates to paragraphs (b), (g), (h), (j) and (k) of Section 5.1) had such action or event occurred after the date of this Agreement.

        3.8    Taxes.

          (a)   The Company and each of its Subsidiaries has filed (or there has been filed on its behalf) all income Tax Returns and all other material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all material Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

          (b)   No examination or audit of any material Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress, is, to the Company's Knowledge,

  pending or has been proposed in writing. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

          (c)   Neither the Company nor any of its Subsidiaries has any material liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor under applicable law, or (ii) pursuant to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business that are not primarily related to Taxes).

          (d)   Neither the Company nor any of its Subsidiaries has entered into any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (e)   Neither the Company nor any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the three-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

          (f)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        3.9    Real Property.

          (a)   Section 3.9(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement that is complete and accurate in all material respects of all Leased Real Property. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has subleased such Leased Real Property or any portion thereof in a manner that would interfere in any material respect with the Company's current or anticipated use of such Leased Real Property in the Ordinary Course of Business.

          (b)   Section 3.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement that is complete and accurate in all material respects of all Owned Real Property. With respect to each Owned Real Property, except for matters that, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, the Company or the identified Subsidiary has good and clear record and marketable title to such Owned Real Property, insurable by a recognized national title insurance company at standard rates, free and clear of any Liens, except for recorded easements, covenants and other restrictions of record which do not materially impair the current uses or occupancy of such Owned Real Property. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement obligating the Company or any Subsidiary to purchase any material real property or material interest therein.

        3.10    Intellectual Property.

          (a)   To the Company's Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

          (b)   Schedule 3.10(b) of the Company Disclosure Schedule sets forth a complete list of all material Company Intellectual Property that is subject to an application or registration with the United States Patent and Trademark Office, the United States Copyright Office or a foreign equivalent thereof. To the Company's Knowledge, all issued patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired or been cancelled.

          (c)   The conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate, dilute or constitute a misappropriation of any Intellectual Property of any third party in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Between January 1, 2015 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any infringement, violation or misappropriation of any Intellectual Property of any third Person in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

          (d)   To the Company's Knowledge, the Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.

          (e)   To the Company's Knowledge, no third party is infringing, violating, diluting or misappropriating any of the Company Intellectual Property in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

          (f)    Since January 1, 2015, the Company and its Subsidiaries have complied with all laws, contractual obligations and externally published privacy policies of the Company applicable to the Company or any of its Subsidiaries and related to the privacy of, and the collection, use, disclosure and protection of, personally identifiable information, except for any failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. From January 1, 2015 through the date of this Agreement, the Company has not received any written notice asserting any violation by the Company or any of its Subsidiaries of any such law, contractual obligation or externally published privacy policy, except for any such violations that, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

          (g)   Except for matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the computer systems, including software and hardware, used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are sufficient for the immediate needs of the business as it is currently conducted and (ii) the Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans and procedures.

        3.11    Contracts.

          (a)   The Company has made available to the Parent a true, complete and correct copy of, and Section 3.11 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of, each Company Material Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which any of them or any of their respective properties or assets are bound.

          (a)   Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) or has failed to perform under any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

          (b)   Since January 1, 2017, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

        3.12    Litigation.    Since January 1, 2015 until the date of this Agreement, there has been no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, in each case that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect. Since January 1, 2015 until the date of this Agreement, there have been no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect.

        3.13    Environmental Matters.

          (a)   To the Company's Knowledge, except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is or, since January 1, 2015, has been, in violation of any Environmental Law or has received written notice of such violation, (ii) there has been no Release or disposal of, or exposure of any Person to, any Hazardous Substance at the Company's owned or leased real property that would reasonably be expected to result in any liability under any Environmental Law and neither the Company nor any of its Subsidiaries has received written notice of any such liability; and (iii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are and have been since January 1, 2015 in compliance with such permits, licenses and other authorizations.

          (b)   The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13 and Sections 3.4, 3.5, 3.6, 3.7 and 3.12. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

        3.14    Employee Benefit Plans.

          (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

          (b)   With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan and all amendments thereto, (ii) the most recently filed annual report (Form 5500) and accompanying schedules, if any, (iii) the most recent determination letter from the Internal Revenue Service, if applicable, and (iv) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

          (c)   Each Company Employee Plan has been established, maintained, funded and administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so establish, maintain, fund, or administer such Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (d)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to the Company's Knowledge, have received opinion or advisory letters, and no such letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification.

          (f)    None of the Company, any of its Subsidiaries or any of their ERISA Affiliates (i) maintains or has any actual or contingent liability with respect to a Company Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated to contribute to or has any actual or contingent liability with respect to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) other than any contingent liability that is not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

          (g)   Neither the Company nor any of its Subsidiaries is a party to any (i) agreement or arrangement with any current or former stockholder, director, independent contractor, employee or executive officer of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the Transactions, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, independent contractor, employee or executive officer; or (ii) agreement, plan or arrangement binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the compensation or benefits of which shall be triggered or increased, or the payment, funding or the vesting of the compensation or benefits of which shall be accelerated, by the occurrence of any of the Transactions (either alone or together with any other event) or the value of any of the compensation or benefits of which shall be calculated on the basis of any of the Transactions.

          (h)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions would (either alone or in conjunction with any other event) give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual with respect to any Taxes, including those imposed pursuant to Sections 409A or 4999 of the Code.

          (i)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by Section 4980B of the Code (or similar state law) and for which the covered individual pays the full cost of coverage or where the liabilities of the Company and its Subsidiaries are not reasonably expected to be material.

          (j)    Except as has not had or would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, there are no pending or, to the Company's Knowledge, threatened actions, claims, proceedings, or suits (other than routine claims for benefits in accordance with the terms of the applicable Company Employee Plan) or audits or investigations by any Governmental Entity on behalf or, with respect to or against any of the Company Employee Plans, trusts related thereto, or fiduciaries acting with respect to any Company Employee Plan.

        3.15    Compliance With Laws.

          (a)   The Company and each of its Subsidiaries is and, since January 1, 2015 has been, in compliance with, and is not in violation of, any applicable statute, law, judgment, order, decree or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (b)   Neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, any of their respective directors, officers, employees or agents has since January 1, 2012 violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-bribery or anti-corruption laws, except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (c)   The Company and its Subsidiaries are in compliance with all applicable export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control laws, including those administered by the U.S. Department of the Treasury, except for failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

        3.16    Permits; Regulatory Matters.    Since January 1, 2015, the Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such authorizations, permits, licenses and franchises the absence of which, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (the "Company Permits"). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. Since January 1, 2015 (to the extent applicable), the Company and each of its Subsidiaries have been in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

        3.17    Labor Matters.    The Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, plant closures and layoffs, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and employee and independent contractor classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company's Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries are party to or bound by any contract or relationship with any trade union, works council, or other labor organization with respect to employees. To the Company's Knowledge, in the past three (3) years, there has been no union organizing activity among employees of the Company or its Subsidiaries, Except as, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company and its Subsidiaries: (i) have paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable law, contract or policy; and (ii) are not liable for any fines, taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

        3.18    Opinion of Financial Advisor.    Barclays Capital Inc., a financial advisor of the Company, has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, factors, limitations and assumptions set forth therein, the Merger Consideration to be offered to the holders of Company Common Stock (other than any shares held by the Company as treasury stock, shares held by Parent or any subsidiary of either the Company or Parent and any Dissenting Shares) pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders. In addition, Morgan Stanley & Co. LLC (together with Barclays Capital Inc., the "Financial Advisors"), a financial advisor to the Company, has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, factors, limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than any shares held by the Company as treasury stock, shares held by Parent or any subsidiary of either the Company or Parent and any Dissenting Shares) pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders. As promptly as practicable following the date hereof, a complete and executed copy of such opinions thereof will be delivered to Parent for informational purposes only.

        3.19    Section 203 of the DGCL.    Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions.

        3.20    Brokers.    No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the Transactions, except as disclosed in Section 3.20 of the Company Disclosure Schedule. Neither Financial Advisor is entitled to, nor has the Company or its Subsidiaries agreed to pay to either Financial Advisor, compensation, fees and/or expenses in connection with the Transactions in excess of the amount set forth in Section 3.20 of the Company Disclosure Schedule.

        3.21    Insurance.    Except as has not had and would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (b) the Company and its Subsidiaries are not in default under any such insurance policy and (c) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

        3.22    Suppliers.    Listed in Section 3.22 of the Company Disclosure Schedules are the names of the ten (10) most significant suppliers (by dollar volume of purchases) of the Company (each, a "Significant Supplier") for the fiscal year ended January 28, 2017 and the approximate dollar amount purchased from each such supplier during such period. From January 1, 2016 through the date of this Agreement, to the Company's Knowledge, neither the Company nor any of its Subsidiaries has received any written notice from a Significant Supplier that such Significant Supplier has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company or its Subsidiaries by such Significant Supplier, as applicable, following the date hereof.

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

        The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

        4.1    Organization, Standing and Power.    Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate or articles of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of Merger Sub and Parent.

        4.2    Authority; No Conflict; Required Filings and Consents.

          (a)   Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Transactions shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement by the Parent or the Merger Sub or the consummation by the Parent or the Merger Sub of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement under the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of the Nasdaq Stock Market, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

          (d)   No vote of the holders of any class or series of the Parent's capital stock or other securities is necessary for the consummation by the Parent of the Transactions.

        4.3    Information Provided.    The information supplied or to be supplied by or on behalf of the Parent for inclusion in the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

        4.4    Operations of the Merger Sub.    The Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        4.5    Financing.    Parent has delivered to the Company true and complete copies, including all exhibits and schedules thereto, of (a) the executed commitment letters, dated as of the date hereof (collectively, the "Equity Funding Letters" and each, an "Equity Funding Letter"), from the Guarantors, pursuant to which the Guarantors (the "Equity Financing Sources") have agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amounts set forth therein (the "Equity Financing") and (b) the executed commitment letter and Redacted Fee Letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (collectively, the "Debt Commitment Letter" and, together with the Equity Funding Letters, the "Financing Letters"), from the Debt Financing Sources, pursuant to which the Debt Financing Sources have agreed to provide, severally and not jointly, subject to the terms and conditions therein, debt financing in the amounts set forth therein (such debt financing being collectively referred to as the "Debt Financing" and, together with the Equity Financing, collectively referred to as the "Financing") for purposes of financing the Transactions and the related fees and expenses to be incurred by Parent in connection therewith. As of the date of this Agreement, neither of the Financing Letters has been amended or modified, no such amendment or modification is contemplated, none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the Financing Letters, the accuracy in all material respects of the representations and warranties set forth in Sections 3.2, 3.5(b), 3.6 and 3.7(b) (as it relates to Section 5.1(a)) and performance in all material respects by the Company of its obligations under Sections 5.1(a) and 5.1(g), the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter), together with the cash of the Company and its Subsidiaries as of the Effective Time (it being acknowledged that the Company makes no representation or warranty as to the amount or availability of cash as of the Effective Time), will in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement, the Equity Funding Letters or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options, Company RSUs, Company July 2017 RSUs and Company Performance Share Awards under this Agreement) and to pay all related fees and expenses of Parent and Merger Sub. The Financing Letters are (x) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, (y) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto under the Equity Funding Letters or the Debt Commitment Letter. As of the date of this Agreement, Parent does not have any reason to believe that it or any of the other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies (including market "flex" provisions) related to the obligations of the Guarantor to fund the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Equity Funding Letters and the Debt Commitment Letter, respectively. As of the date of this Agreement, there are no side letters or other Contracts or arrangements to which Parent or any of its Affiliates are a party related to the Financing other than as expressly contained in the Financing Letters and delivered to the Company prior to the date hereof (other than any customary engagement letter or any side letter solely with respect to the payment of de minimis fees, credits, and/or appointment of roles and/or titles, in each case that does not impact the conditionality or amount of the Financing and would not reasonably be expected to prevent, impair or delay the consummation of the Financing).

        4.6    Limited Guarantees.    Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guarantee of each Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of Parent's obligation to pay the Parent Termination Fee and certain of Parent's and Merger Sub's other payment or reimbursement obligations arising under, or in connection with, this Agreement and the Transactions, up to the aggregate amount set forth therein (the "Limited Guarantee"), subject to the terms and conditions set forth therein. Each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor party thereto, enforceable against such Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under such Limited Guarantee.

        4.7    Solvency.    None of Parent, Merger Sub or the Guarantor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to Parent's and Merger Sub's obligation to consummate the Merger, (b) any estimates, projections or forecasts prepared by the Company or its Representatives and made available to Parent, Merger Sub or their Representatives prior to the date hereof have been prepared in good faith based upon reasonable assumptions (it being understood that the Company is not making any representation and warranty with respect thereto as a result of such assumption in this clause (b)) and (c) the accuracy of the representations and warranties set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving any effect to any "knowledge", "materiality" or "Company Material Adverse Effect" qualification or exception), including the representations and warranties set forth in Section 3.5, and after giving effect to the Transactions, any alternative financing incurred in accordance with Section 6.11 and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of Parent and Merger Sub, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions and in the event either the USR ABL Borrower (as defined in the Debt Commitment Letter) or CAR ABL Borrower (as defined in the Debt Commitment Letter) have borrowed funds under the Debt Financing on the Closing Date to finance the Transactions, each of such CAR ABL Borrower and such USR ABL Borrower will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term "Solvent", when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (d) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

        4.8    Section 203 of the DGCL.    As of the date of this Agreement, neither the Parent nor the Merger Sub, nor any of their respective "Affiliates" or "Associates" (as those terms are defined in Section 203 of the DGCL) (a) directly or indirectly "owns" or, within the three (3) years prior to the date hereof, has "owned," beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an "Affiliate" or "Associate" (as those terms are defined in Section 203 of the DGCL) of the Company at any time during the three (3) years prior to the date hereof. Assuming the accuracy of the Company's representations and warranties set forth in Section 3.2(a) and the second sentence of Section 3.4(a), the restrictions contained in Section 203 of the DGCL do not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions.

        4.9    Litigation.    As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Parent has been notified or, to the Parent's knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

        4.10    Other Agreements or Understandings.    There are no contracts, agreements or other arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub, the Guarantor or any of their Affiliates, on the one hand, and any member of the Company's management or the Company Board, on the other hand or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

        4.11    Brokers.    No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the Transactions for which the Company or any of its Subsidiaries would have any obligations or liabilities prior to the Effective Time.

        4.12    Independent Investigation.    Each of the Parent and the Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company's Subsidiaries and that each of the Parent and the Merger Sub and its Representatives have received access to certain books and records, facilities, equipment, contracts and other assets of the Company and the Company's Subsidiaries that it and its Representatives have requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company's Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company's Subsidiaries.

        4.13    No Other Company Representations or Warranties.    The Parent and the Merger Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule) and in any certificate delivered pursuant to this Agreement, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Parent, or, except as otherwise expressly set forth in this Agreement or any certificate delivered pursuant to this Agreement, had or has any duty or obligation to provide any information to the Parent, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of Parent, in connection with this Agreement, the transactions contemplated hereby or otherwise.

        4.14    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    In connection with the due diligence investigation of the Company by the Parent and the Merger Sub and their respective Affiliates, stockholders and Representatives, the Parent and the Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b) ) from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Parent and the Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Merger Sub are familiar, that the Parent and the Merger Sub are taking responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Parent and the Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Company, with respect thereto. Accordingly, the Parent and the Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), in each case, other than the express representations and warranties set forth in this Agreement or any certificate delivered in connection with this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

        5.1    Covenants of the Company.    Except as otherwise expressly contemplated or required by this Agreement, as required by applicable law or by any Company Material Contract in effect on the date hereof and made available to the Parent, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, to preserve intact its business organization (except for actions taken by the Company upon the direction of Parent in accordance with Section 6.15) and to preserve satisfactory business relationships with its Significant Suppliers and material customers, licensors, licensees, lessors, Governmental Entities, creditors and others having material business dealings with the Company. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or required by this Agreement, as required by applicable law, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent's prior written consent (which shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Parent may withhold its consent in its sole discretion for matters contemplated by clauses (a), (b), (d), (f), (g), (h) and (i) below and paragraph (q) of as it relates to paragraphs (a), (b), (d), (f), (g), (h) and (i) below), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

          (a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for (A) the acquisition or redemption of shares of capital stock of wholly owned Subsidiaries of the Company or (B) the acquisition of Company Common Stock (1) from holders of Company Stock Options in full or partial payment of the exercise price, in accordance with the terms thereof as in effect on the date hereof, (2) from holders of Company Stock Options, Company RSUs or Company Performance Share Awards outstanding as of the date hereof in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof as in effect on the date hereof, (3) from holders of Company July 2017 RSUs granted after the date of this Agreement in accordance with the terms and limitations set forth in Section 5.1(b) of the Company Disclosure Schedule, in full or partial payment of any applicable Taxes payable by such holder upon vesting thereof, to the extent required or permitted under the terms thereof as disclosed to Parent prior to the date hereof, or (4) from former employees, directors and consultants in accordance with agreements in effect as of the date hereof and made available to Parent prior to the date hereof providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (3) in connection with any termination of services to the Company or any of its Subsidiaries, except as may be required by the terms of this Agreement;

          (b)   issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) the issuance of shares of capital stock of wholly owned Subsidiaries of the Company in connection with capital contributions (which Subsidiaries shall continue to be wholly owned Subsidiaries of the Company after completion of such capital contributions) or (ii) the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms thereof as in effect on the date hereof, (B) upon settlement of (1) Company RSUs or Company Performance Share Awards outstanding on the date of this Agreement in accordance with the terms thereof as in effect on the date hereof or (2) Company July 2017 RSUs granted after the date of this Agreement in accordance with the terms and limitations set forth in Section 5.1(b) of the Company Disclosure Schedule or (C) pursuant to the Company ESPP in accordance with the terms thereof as in effect on the date hereof (to the extent permitted under Section 2.3(g));

          (c)   amend the Company's or any of its Subsidiaries' certificate of incorporation, bylaws or other comparable charter or organizational documents (other than immaterial amendments to the certificate of incorporation and bylaws (or comparable organizational documents) of the Company's Subsidiaries), other than amendments required in connection with capital contributions to foreign Subsidiaries;

          (d)   acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets rights or properties, except purchases of inventory and raw materials in the Ordinary Course of Business;

          (e)   sell, lease, license, pledge, mortgage or otherwise dispose of or subject to any Lien (other than Liens arising in connection with immaterial security deposit or cash collateral arrangements) any properties, rights or assets of the Company or of any of its Subsidiaries other than sales of inventory and disposition of obsolete equipment in the Ordinary Course of Business;

          (f)    (i) adopt any stockholder rights plan; (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) subject to Section 6.1 and Section 8.1(f), merge or consolidate with any Person;

          (g)   (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its wholly-owned Subsidiaries,

  (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs or other similar arrangements, in each case issued, made or entered into in the Ordinary Course of Business (other than guaranties of Subsidiaries' obligations under any lease by the Company or its other Subsidiaries) and (C) indebtedness incurred under the Credit Facility in the Ordinary Course of Business in an aggregate amount (other than accrued but unpaid interest) not to exceed $25,000,000 outstanding at any time), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business in an amount not to exceed $40,000 per employee or $800,000 in the aggregate) or capital contributions to, or investment in, any other Person for business expenses, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided, however, that the Company may continue to make investments in highly-liquid, short-term interest bearing investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to Parent), or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

          (h)   make (A) any capital expenditures or other expenditures with respect to property, plant or equipment, other than to the extent included in and in accordance with (both as to quantum and the planned timing with respect thereto) the Company's budget for capital expenditures set forth on Section 5.1(h)(A) of the Company Disclosure Schedule or (B) any payments in respect of fees (excluding for avoidance of doubt, any payments pursuant to usual and customary indemnities entered into between the Company and any such Person) to any of the Financial Advisors or the legal or accounting service providers retained by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions in excess of the fees set forth in Section 5.1(h)(B) of the Company Disclosure Schedule;

          (i)    make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

          (j)    (i) establish, adopt, enter into, terminate or amend any Company Employee Plan (including any plan, agreement or arrangement that would be a Company Employee Plan if in effect on the date hereof), or any other employment, severance or similar agreement or compensation or benefit plan or arrangement, for the benefit or welfare of any current or former independent contractor, employee, director, manager or officer (except in the Ordinary Course of Business and only if such arrangement is terminable on 30 days' or less notice without any penalty, termination payment or other liability (other than for accrued but unpaid compensation through the termination date and subject to Section 6.8(c))) to the Company or any of its Subsidiaries or, for employment outside the United States, only to the extent required by applicable law, or any collective bargaining or similar agreement (unless required to do so by applicable law), (ii) increase in any respect the compensation, benefits or severance or termination pay of, or pay any bonus to, any current or former independent contractor, employee, director, manager or officer (except for (A) annual increases of base salaries of employees at grade 40 or below in the Ordinary Course of Business not to exceed two percent (2%) of the employee's base salary prior to such increase or $2,500,000 in aggregate salary increases, (B) wage increases for hourly employees earning less than $25 per hour or (C) payment of cash bonuses in the Ordinary Course of Business consistent with the existing terms of arrangements in effect as of the date hereof and disclosed to the Parent prior to the date hereof), it being understood (for the avoidance of doubt) that the Company and its Subsidiaries may (x) hire new employees (to the extent not prohibited under clause (iv) below) and promote employees to grade 40 or below, in each case, in the Ordinary Course of Business and (y) provide compensation consistent with compensation paid in the Ordinary Course of Business for such hired or promoted employees (provided that the aggregate increase in compensation payable to such promoted employees (assuming any bonuses are paid at target) does not exceed $2,500,000 in the aggregate), (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits, including, without limitation, the Company July 2017 RSUs and any outstanding options, restricted stock, restricted stock units, or performance units, other than as expressly contemplated by Section 2.3 of this Agreement, (iv) hire or terminate (other than for "cause") any employee or officer of the Company or its Subsidiaries with annual compensation (assuming any bonuses are paid at target) in excess of $200,000 (except that the Company may hire a replacement of an employee or officer of the Company or its Subsidiaries that is terminated or resigns who has annual compensation (assuming any bonuses are paid at target) that is less than $450,000, which replacement employee or officer shall not have annual compensation (assuming any bonuses are paid at target) that is more than two percent (2%) greater than the annual compensation (assuming any bonuses are paid at target) paid to the former employee or officer whom he or she is replacing), (v) grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units, restricted stock or other equity-based awards, or (vi) implement or announce any employee layoffs of 500 or more associates or location closings;

          (k)   (i) enter into any Contract that if in effect on the date hereof, would have been a Company Material Contract, (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend, waive or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or (iv) enter into any Company Material Contract that contains a change in control or similar provision that pursuant to its terms would require a payment to the other party or parties thereto in connection with the transactions contemplated hereby or any subsequent change in control of the Company or any of its Subsidiaries;

          (l)    except as permitted by and in accordance with Section 6.13, settle any action, suit, proceeding, claim, arbitration or investigation, other than the settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal proceeding) that requires payments by the Company (net of insurance proceeds received and indemnity, contribution, or similar payments actually received) in an amount not to exceed, individually or in the aggregate, $5,000,000, and in each case does not involve any admission of wrongdoing or injunctive or other equitable relief;

          (m)  enter into any new line of business;

          (n)   (i) change or revoke any material Tax election or make any material tax election inconsistent with past practice, (ii) file any material amended Tax Return with respect to any Tax, (iii) surrender any right to a material refund of Taxes, (iv) change any material method of accounting for Tax purposes, except as required by law or GAAP, or (v) settle or compromise any material Tax claim or assessment;

          (o)   engage in any transaction or enter into any Contract that would require disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act;

          (p)   other than in the Ordinary Course of Business, materially reduce the amount of insurance coverage under existing insurance policies or fail to renew or replace any material existing insurance policies; or

          (q)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

        5.2    Conduct of Business by the Parent and the Merger Sub Pending the Merger.    Except as otherwise expressly contemplated or permitted by this Agreement or as required by applicable law, during the Pre-Closing Period, (a) neither the Parent nor the Merger Sub shall, directly or indirectly, without the prior consent of the Company, take or cause to be taken any action that would be reasonably expected to materially delay, impair or prevent the consummation of the Transactions, or enter into any agreement to take any such action and (b) the Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    No Solicitation.

          (a)    No Solicitation or Negotiation.    Except as set forth in this Section 6.1, until the Specified Time, the Company and its Subsidiaries shall not, and the Company shall cause its and its Subsidiaries' officers and directors not to, and shall use reasonable efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly:

              (i)  solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing non-public information) any inquiries or the making of any proposal or offer that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal;

             (ii)  amend or grant a waiver or release, or publicly authorize or agree to enter into an amendment, waiver or release, under (A) any standstill or similar agreement with respect to any Company Common Stock (other than for Parent or its Affiliate) or (B) any applicable anti-takeover law or anti-takeover provision in the certificate of incorporation or bylaws (other than for Parent or its Affiliates), except, in each case, under the circumstances permitted under this Section 6.1(a); or

            (iii)  other than informing Persons of the existence of the provisions of this Section 6.1, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish or provide access to any non-public information to any Person who has made or would reasonably be expected to make any Acquisition Proposal or otherwise for the purpose of encouraging or facilitating, any Acquisition Proposal.

  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), at any time prior to receipt of the Company Stockholder Approval the Company may, if the Company Board determines that failure to take such action would be inconsistent with its fiduciary duties, (A) furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive in any substantive manner, including with respect to standstill provisions, than the Confidentiality Agreement (provided that such confidentiality agreement shall not in any event include an obligation of the Company to reimburse such Person's expenses); provided, that the Company shall substantially concurrently (and in any event within twenty-four (24) hours) make available to Parent and Parent's Representatives any material non-public information concerning the Company and its Subsidiaries that is provided to (or given access to) such Qualified Person and was not previously provided or made available to Parent, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person solely to allow for an Acquisition Proposal to be made in a confidential manner to the Company or the Company Board.

          (b)    No Change in Recommendation or Alternative Acquisition Agreement.    Prior to the Specified Time:

              (i)  the Company Board shall not, except as set forth in this Section 6.1, (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in each case in a manner adverse to the Parent, its recommendation to the Company's stockholders that the Company's stockholders adopt this Agreement at the Company Stockholders Meeting (the "Recommendation"), (2) fail to include the Recommendation in the Proxy Statement, (3) fail to publicly reaffirm its recommendation within five Business Days of a request therefor in writing by Parent following the public disclosure of an Acquisition Proposal with any Person other than Parent and Merger Sub (which request may only be made once with respect to such Acquisition Proposal or any material modification to such Acquisition Proposal), (4) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement thereof or (5) publicly announce an intention or resolution to effect any of the foregoing (each, a "Company Board Recommendation Change");

             (ii)  the Company shall not, and shall cause each of its Subsidiaries not to, enter into, or publicly authorize or agree to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) ); and

            (iii)  the Company Board shall not, except as set forth in this Section 6.1, adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal.

  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to receipt of the Company Stockholder Approval, the Company Board may (A) in response to a Superior Proposal that did not result from a material breach of this Section 6.1, either (1) effect a Company Board Recommendation Change or (2) cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(f) (provided that (x) concurrently with or prior to such termination, the Company pays to Parent the Company Termination Fee as required by Section 8.3(b)(ii) and, immediately after the termination of this Agreement, the Company enters into a definitive agreement providing for such Superior Proposal) or (B) in response to an Intervening Event, effect a Company Board Recommendation Change contemplated by clauses (1) or (2) of the definition thereof (or clause (4), solely to the extent related to clauses (1) or (2)) if, and only if, (in the case of either clause (A) or (B)): (i) the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (ii) the Company has notified the Parent in writing that it intends to effect a Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(f), describing in reasonable detail the reasons for such intended Company Board Recommendation Change or termination (a "Recommendation Change Notice") (it being understood that the Recommendation Change Notice shall not, in and of itself, constitute a Company Board Recommendation Change for purposes of this Agreement so long as such notice clearly states that it is not a Company Board Recommendation Change and that the Company Board has not otherwise effected a Company Board Recommendation Change); (iii) if requested by the Parent, the Company shall have made itself and its Subsidiaries and its and their respective Representatives available and the Company shall have and shall have caused its Subsidiaries and its and their respective Representatives to discuss and negotiate with the Parent's Representatives any proposed modifications to the terms and conditions of this Agreement (in a manner that would obviate the need to effect such Company Board Recommendation Change) during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice (it being understood that if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company's stockholders would receive as a result of the Superior Proposal, whether or not material), the Company shall notify the Parent of each such amendment, revision or change in compliance with Section 6.1(c) and the applicable four (4) Business Day period described above shall be extended for until at least two (2) Business Days from the date of such notice) (any such notice period, the "Notice Period"); and (iv) at the end of such Notice Period, the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering any modified terms and conditions proposed by or on behalf of the Parent, that the failure to effect a Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and, with respect to a Company Board Recommendation Change in response to a Superior Proposal, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such initial or revised (as applicable) Superior Proposal continues to constitute a Superior Proposal.

          (c)    Notices to the Parent.    The Company shall promptly (and in any event within one (1) Business Day) advise the Parent orally and in writing of the Company's or any of its Subsidiaries' or any of their respective Representatives' receipt of any Acquisition Proposal or request for material non-public information or access to the Company or its Representatives by any third party that the Company reasonably believes is related to an Acquisition Proposal or potential Acquisition Proposal, including the material terms and conditions of any such request for information or access or Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. Thereafter, the Company shall keep Parent informed on a reasonably prompt basis of any material developments with respect to any such request for information or access or Acquisition Proposal, including with respect to the terms and status thereof and whether any such Acquisition Proposal has been withdrawn or rejected and shall provide Parent written notice of any such withdrawal or rejection and copies of any written request for information or access or Acquisition Proposal within 48 hours. Neither the Company nor any of its Subsidiaries shall enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to the Parent the information or access required to be provided to the Parent pursuant to this Section 6.1(c).

          (d)    Certain Permitted Disclosure.    Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that this Section 6.1(d) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent expressly permitted by, and in accordance with, Section 6.1(b). For the avoidance of doubt, this Section 6.1(d) shall not be deemed to modify the definition of "Company Board Recommendation Change," and if any public disclosure in accordance with this

  Section 6.1(d) has the effect of a Company Board Recommendation Change, Parent shall have the right to terminate this Agreement to the extent set forth in Section 8.1(e).

          (e)    Cessation of Ongoing Discussions.    The Company shall, and shall cause its Subsidiaries to, and shall direct their respective Representatives to, except with respect to the Parent and the Merger Sub, (i) cease immediately all solicitations, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential or non-public information or access previously furnished to any Person within the last twelve (12) months for the purpose of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company's rights under the other provisions of this Section 6.1.

          (f)    Representatives.    Notwithstanding anything to the contrary in this Section 6.1, the Company agrees that in the event any Subsidiary or Representative of the Company takes any action which, if taken by the Company, would constitute a breach by the Company of this Section 6.1, then the Company shall be deemed to have so breached this Section 6.1.

        6.2    Nasdaq Listing.    Until the Effective Time, the Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on the Nasdaq Stock Market.

        6.3    Confidentiality; Access to Information.

          (a)   Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

          (b)   During the Pre-Closing Period, notwithstanding anything to the contrary in the Confidentiality Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent and the Parent's Representatives (including any Financing Sources), reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, Contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) promptly make available to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws (without limitation of the Company's obligations set forth in Section 6.5 and 6.14) and (ii) all other information concerning its business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal, Company Board Recommendation Change or Recommendation Change Notice (except as otherwise required by the terms of this Agreement) or (B) that in the reasonable judgment of the Company (after consultation with outside legal counsel) would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or Contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (provided that in connection with this clause (B), the Company shall use commercially reasonable efforts to make appropriate substitute arrangements (including a joint defense agreement) to permit reasonable disclosure, to the extent permitted by applicable law and practicable under the circumstances). Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees, customers, licensors or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the Company.

        6.4    Legal Conditions to the Merger.

          (a)   Subject to the terms hereof, including Section 6.1, Section 6.4(b), Section 6.4(c) and Section 6.4(d), each party hereto shall each use its reasonable best efforts to:

              (i)  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

             (ii)  as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity or third party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Parent or the Company or any of their respective Subsidiaries be required to pay any monies (except for filings or similar fees) or (except, in the case of the Parent or its Subsidiaries, as contemplated by Section 6.4(d)) agree to any material undertaking in connection with any of the foregoing;

            (iii)  as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable law;

            (iv)  contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a "Restrictive Order") which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other Transactions; and

             (v)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

  The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing (to the extent permitted under applicable law) and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Transactions. For the avoidance of doubt, nothing contained in this Section 6.4(a) shall limit any obligation under any other provision in this Section 6.4.

          (b)   Without limiting the generality of anything contained in this Section 6.4, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within ten (10) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the Transactions and (ii) promptly make all filings as may be required under any other applicable Antitrust Laws with respect to the Transactions (to the extent required). None of the Parent, the Merger Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

          (c)   Subject to the terms hereof, and without limiting the Parent's obligations under Section 6.4(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law, provided, however, that materials provided according to this Section 6.4(c) or Section 6.4(a) may be redacted: (i) to remove references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with applicable laws; and (iii) as necessary to address reasonable attorney-client or other privilege concerns. To the extent permitted by law or Governmental Entities reviewing the Transactions, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

          (d)   Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order, which would have the effect of preventing or delaying the Closing beyond the Outside Date, provided that Parent shall not be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the Merger. For the avoidance of doubt, the Parent shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent, approval or termination of applicable waiting periods of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Entity, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (iii) no other matter relating to any Antitrust Law, would preclude consummation of the Merger by the Outside Date.

        6.5    Public Disclosure.    Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent, (b) Parent and the Company shall mutually agree upon the form and substance of any (i) widespread internal written communications (including scripts, Q&A materials, talking points and similar written materials) that may be made by the Company to its officers, employees, independent contractors, consultants, directors, suppliers, customers, contract counterparties and/or other business relations of the Company or its Subsidiaries with respect to the Merger, this Agreement, the Transactions, the Financing and/or the Carveout Transactions and/or (ii) any other press release or other public statement with respect to the Merger, this Agreement, the Transactions, the Financing and/or the Carveout Transactions, in the case of clause (b) that is not limited to or consistent with previous mutually agreed upon public statements and (c) the Company shall use its commercially reasonable efforts to consult with Parent prior to making any widespread internal oral communications to its employees (it being agreed this clause (c) shall not restrict the ability of members of the Company's management team from responding to questions from employees, whether in connection with "town hall" meetings or similar formats or otherwise); provided, however, that, subject to compliance with Section 6.1, these restrictions shall not apply to any Company communications (or the Parent's or the Merger Sub's response thereto) in connection with an Acquisition Proposal, Company Board Recommendation Change or Recommendation Change Notice.

        6.6    Indemnification.

          (a)   From and after the Effective Time, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or manager of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director or manager of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted to do so by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys' fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation within 10 Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law. Without limitation of the foregoing or any other provision of this Section 6.6, until the six-year anniversary of the date on which the Effective Time occurs, the Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries as in effect on the date hereof, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

          (b)   From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

          (c)   Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement for an annual cost not to exceed the Maximum Premium and maintain such endorsement in full force and effect for its full term. If the Company's or the Surviving Corporation's existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time and using a nationally recognized broker selected by Parent in consultation with the Company (whose consent to using such broker shall not be unreasonably withheld), purchase a Reporting Tail Endorsement, provided that the Company does not pay more than the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by the Company prior to the Effective Time, the Parent shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation and in such case it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.6(c).

          (d)   In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume and succeed to the obligations set forth in this Section 6.6.

          (e)   If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party's costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

          (f)    The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        6.7    Notification of Certain Matters.    Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent's obligation to provide notice, any representation or warranty of the Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 7.3(a) or (ii) in the case of any representation or warranty of the Parent or the Merger Sub, in any manner that would result in the failure of the condition set forth in Section 7.2(a) or (b) any material breach by such Person (or (x) in case of the Parent's obligation to provide notice, any material breach by the Merger Sub or (y) in the case of the Company's obligations under Section 6.1, any material breach by any Representative attributed to the Company pursuant to Section 6.1(f)) of any covenant or agreement set forth in this Agreement, (c) any written notice or other written communication from any Governmental Entity or counterparty to a Company Material Contract alleging that the consent of such Governmental Entity or such counterparty, as applicable, is required in connection with the Transactions, or (d) any actions, suits claims or proceedings commenced or, to its knowledge (in the case of the Company, the Company's Knowledge), threatened in writing against such Person or any of its Subsidiaries that relate to the consummation of the Transactions. The parties hereto agree that (i) the Company's compliance or failure to comply with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) has been satisfied and (ii) the delivery of any notice pursuant to this Section 6.7 shall not, in and of itself, affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the Transactions or the remedies available to the parties hereunder.

        6.8    Employee Benefits Matters.

          (a)   Subject to the foregoing, for a period of one year following the Effective Time (or, if shorter, the period of employment of the relevant Company Employee), the Parent shall provide, or shall cause to be provided, (i) to each Company Employee a total compensation package no less favorable in the aggregate than the total compensation package (including base salary or wage rates, commissions and target annual cash bonus opportunities but excluding the value of annual equity awards and cash payments in lieu of equity awards) provided to such Company Employee immediately before the Effective Time and (ii) to all Company Employees in the aggregate other employee benefits (other than the Company ESPP, long-term incentive or defined benefit pension or equity awards or cash payments in lieu thereof) that are substantially comparable, in the aggregate, to the other benefits provided to such Company Employees immediately before the Effective Time.

          (b)   For purposes of vesting and eligibility to participate (but not for accrual or level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (c)   If any Company Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Policy, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are no less favorable than the severance benefits that would have been granted under the Company Severance Policy as in existence on the date of this Agreement and shall notify such Company Employee of such benefits in a manner consistent with the Company's past practices prior to the date of this Agreement.

          (d)   From and after the Effective Time, the Parent shall cause the Surviving Corporation and its Subsidiaries to assume, in accordance with their terms, all obligations of the Company under contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries of the Company as in effect immediately prior to the date hereof and in the form provided to Parent prior to the date hereof that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company, including any employment, severance, and termination plans and agreements.

          (e)   All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective Parties and shall not create any right (including any third party beneficiary rights) in any other Person, including any employee or former employee of Company or any of its Subsidiaries or any participant or beneficiary in any Company Employee Plan. Nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their subsidiaries to continue to employ any particular Company Employee following the Effective Time or to provide any right to a particular term or condition of employment, (ii) shall, for a period of one year following the Effective Time, permit the reduction of the existing severance or acceleration benefits in effect on the date of this Agreement for any Company Employee, or (iii) except as provided in the foregoing clause (ii), shall be construed to prohibit Parent, the Surviving Corporation or any of their subsidiaries from amending or terminating any Employee Benefit Plan in accordance with its terms or to amend or create any Employee Benefit Plan or any similar plan or agreement from Parent or its Affiliates. The provisions of Sections 6.8(a) through 6.8(c) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States or covered by collective bargaining or other labor agreements, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

        6.9    State Takeover Laws.    The Company and the Company Board shall not take any action that would cause any anti-takeover or other similar law to become applicable to restrict or prohibit the Merger or any other Transactions. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or, if unable to be eliminated, minimize the effects of any such statute or regulation on such transactions; provided that, the Parent and the Merger Sub shall only be required to take any action pursuant to this Section 6.9 if they have received written notice from the Company regarding the applicability of such statute or regulation and the Company has requested in such written notice that the Parent and the Merger Sub take specified actions to render such statute or regulation inapplicable.

        6.10    Rule 16b-3.    Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

        6.11    Financing.    (a) Each of Parent and Merger Sub shall use, and shall cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions set forth in the Redacted Fee Letter) set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter, (iii) satisfy (and cause its Affiliates to satisfy) on a timely (taking into account the Marketing Period) basis all conditions applicable to Parent and its Affiliates in the Financing Letters and the definitive agreements related thereto (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent and Merger Sub contained in such Financing Letter or such definitive agreements related thereto), (iv) consummate the Financing at or prior to the Closing Date, (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing and (vi) comply with its covenants and other obligations under the Financing Letters and the definitive agreements relating to the Financing. Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required under this Agreement that is a breach of, or would result in termination of, any of the Financing Letters. Parent, Merger Sub and the Guarantors shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver would be reasonably likely to (A)(1) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) unless an alternative source of the Equity Financing or other financing is increased by a corresponding amount, so long as in the case of such alternative source of Equity Financing or other financing, the terms thereof are not of the type that would consitute a Prohibited Amendment under clauses (B) or (C) below, is then made available, including by increasing the amount of the Equity Financing or (2) reduce the amount of Equity Financing unless the Debt Financing or alternative financing is increased by a corresponding amount, so long as in the case of any alternative financing, the terms thereof are of the type that would not constitute a Prohibited Amendment under clauses (B) or (C) below, (B) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing or (C) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing, or otherwise expand, amend or modify any other provision of the Financing Letters in a manner that could reasonably be expected to materially delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date (taking into account the Marketing Period) (the amendments described in the foregoing clauses (A), (B) and (C), the "Prohibited Amendments"). Parent shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Financing Letter or the definitive agreements relating to the Financing promptly upon execution thereof other than (1) amendments or modifications solely for the purpose of joining additional arrangers or financing sources following the date hereof to the extent effected pursuant to the terms of the Debt Commitment Letter or (2) any amendments or modifications to the terms that have been redacted under the Redacted Fee Letter. In addition to and not in limitation of the foregoing, Parent shall not permit the consummation of the Carveout Transactions prior to the payment in full of the Merger Consideration unless the net cash proceeds of the Carveout Transactions payable to the Company on the Closing Date equal or exceed the sum of (i) the amounts permitted to be borrowed on the Closing Date under each of the CAR ABL Facility (as defined in the Debt Commitment Letter) and the USR ABL Facility (as defined in the Debt Commitment Letter) and (ii) any reduction in the NAD ABL Closing Amount (as defined in the Debt Commitment Letter) as a result of the consummation of the Carveout Transactions on the Closing Date, in each case in order to finance the Transaction.

          (b)   Parent shall keep the Company informed on a current basis and in reasonable detail, upon reasonable request by the Company, of the status of its efforts to arrange the Debt Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the material definitive documents for the Debt Financing. Parent and Merger Sub shall give the Company prompt notice (i) of any actual breach, default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach), termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any (A) actual or potential breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Letters or any definitive document related to the Financing with respect to the conditionality or amount of the Financing or the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations) and (iii) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Letters in an amount sufficient to consummate the Transactions. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter and alternative financing (so long as the terms thereof are of the type that would not constitute a Prohibited Amendment) or an increase in the Equity Financing is not then made available in an amount equal to such portion, and such portion is required to fund the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent pursuant to this Agreement, Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions (including market flex provisions) not materially less favorable, taken as a whole, to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period; provided, that in no event will the reasonable best efforts of Parent be deemed or construed to require Parent to (A) pay fees materially in excess of those contained in the Debt Commitment Letter (including the market flex provisions) or agree to "market flex" terms, materially less favorable to Parent than the corresponding market flex terms contained in or contemplated by the Debt Commitment Letter or (B) enter into any alternative financing terms the terms of which are materially less favorable to Parent than the terms contained in the Debt Commitment Letter on the date hereof (taken as a whole). In furtherance of and not in limitation of the foregoing, in the event that (1) any portion of the Debt Financing anticipated under the Debt Commitment Letter to be structured as a high yield bond financing is unavailable, regardless of the reason therefor, and such amount is not funded through a securities demand under the Debt Commitment Letter, (2) all conditions contained in Section 7.1 and Section 7.3 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements contained in this Agreement) and (3) a bridge facility contemplated by the Debt Commitment Letter (or an alternative bridge facility or other financing obtained in accordance with this Section 6.11(b)) is available on the terms described in the Debt Commitment Letter, then Parent and Merger Sub shall cause the applicable Financing Sources to fund such bridge financing in accordance with the terms of the Debt Commitment Letter and the proceeds shall be used in lieu of the affected portion of the high yield bond financing. Parent shall deliver to the Company true and complete copies of all contracts, agreements or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Section 6.11, (x) references to the "Financing" shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.11, (y) references to the "Debt Commitment Letter" shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.11 and (z) references to "Debt Financing" shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.11.

          (c)   Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to provide, to Parent and Merger Sub, in each case at Parent's sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement, syndication and consummation of the Debt Financing, including using its reasonable best efforts to (i) furnish Parent and Merger Sub and their Debt Financing Sources, as promptly as reasonably practicable, all Required Financial Information, (ii) have the Company designate members of senior management of the Company to execute customary authorization letters with respect to Company information included in a customary confidential information memorandum for a syndicated bank financing and cause management of the Company to participate in a reasonable number of meetings, presentations, road shows, sessions (upon reasonable request) with rating agencies, due diligence sessions, drafting sessions and sessions between senior management and the sources of the Debt Financing, (iii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations, road shows, bank information memoranda, private placement memoranda and other customary marketing materials and provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in Section 6.3 hereof and customary authorization letters with respect to Company information included in a customary confidential information memorandum for a syndicated bank financing), (iv) request the Company's independent auditors to cooperate with Parent to obtain the Agreed Upon Form Comfort Letter, (v) to the extent timely requested by Parent and required under the Debt Commitment Letter, to (A) obtain documents reasonably requested by Parent or its Debt Financing Sources relating to the repayment of the existing indebtedness of the Company and its Subsidiaries (including the Company's senior notes to the extent required under Section 6.17) and the release of related liens and related guarantees, including a customary payoff letter for the Credit Facility and (B) provide all documentation and other information required by U.S. bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date, (vi) assist in the preparation, executing and delivering of definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing (including a solvency certificate from the chief financial officer or other officer of equivalent duties (on the terms and of the type in the form attached to the Debt Commitment Letter) so long as (I) such certificate is not effective prior to the Closing, (II) such certificate shall not be required to be provided in the case of any financing borrowed by the CAR ABL Borrower or the USR ABL Borrower (unless either of the CAR ABL Borrower or USR ABL Borrower constitute existing subsidiaries of the Company in which case this clause (II) shall not apply) and (III) such certificate shall only address the solvency of the Company and its Subsidiaries on a consolidated basis); and other customary documents as may be reasonably requested by Parent and cooperate to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Debt Financing, but in no event shall any of the foregoing be effective until as of or after the Closing, (vii) cooperate with Parent, and taking all corporate actions or other similar actions reasonably necessary to permit the consummation of the Financing, including customary resolutions, consents or approvals, (viii) use reasonable best efforts to assist Parent in obtaining legal opinions from local outside counsel as reasonably requested by Parent for financings similar to the Financing, (ix) use reasonable best efforts to (A) subject to Section 6.3, permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries' current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) permit representatives of the prospective lenders to conduct commercial field examinations, inventory and intellectual property appraisals, Phase I environmental assessments and an appraisal of the owned real property, and make audits and appraisals delivered for the purposes of any credit facility available to Parent for purposes of its Financing, (x) provide monthly financial statements (excluding footnotes) of the Company and its Subsidiaries or business units to the extent the Company customarily prepares (and has prepared) such financial statements and (xi) use commercially reasonable efforts to assist Parent in benefiting from the existing lending relationships of the Companies and the Companies' Subsidiaries. Such requested cooperation shall not, in the Company's reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its Subsidiaries. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. In addition, nothing in this Section 6.11 shall require any action that would conflict with or violate the Company's or any of its Subsidiaries' organizational documents or any laws or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company, which Parent reasonably desires to include in a customary offering memorandum for the Debt Financing, then the Company shall discuss in good faith whether or not the Company shall file a Current Report on Form 8-K or similar document containing such material non-public information. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Letters that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Financing, except for any customary authorization letters pursuant to clauses (ii) or (iii) of the first sentence of this Section 6.11(c) . Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including (A) reasonable attorneys' fees and (B) fees and expenses of the Company's accounting firms engaged to assist in connection with the Financing) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.11 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.11, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.11. Nothing contained in this Section 6.11 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

          (d)   Parent shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that could reasonably be expected to result in the failure of any of the conditions contained in the Financing Letters or in any definitive agreement relating to the Financing. Parent and Merger Sub acknowledge and agree that, notwithstanding the Company's obligations under Section 6.11(c), none of the obtaining of the Financing or any permitted alternative financing, the completion of any issuance of securities contemplated by the Financing, or the Company or any of its Subsidiaries having or maintaining any available cash balances is a condition to the Closing, and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any permitted alternative financing, the completion of any such issuance, or the Company or any of its Subsidiaries having or maintaining any available cash balances subject to the applicable conditions set forth in Section 7.1 and Section 7.3.

          (e)   All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to clause (c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided that, upon notice to the Company, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication and marketing of the Debt Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information.

        6.12    Control of Operations.    Without in any way limiting any party's rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

        6.13    Security Holder Litigation.    In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any stockholder of the Company or any holder of the Company's other securities against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other Transactions brought by any stockholder of the Company or any holder of the Company's other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent's expense, in the defense of any such litigation and the Company shall consider in good faith the Parent's advice with respect to such litigation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle any such litigation without the prior written consent of Parent.

        6.14    Preparation of Proxy Statement; Stockholders' Meeting.

          (a)   As promptly as reasonably practicable after the date of this Agreement, the Company shall (i) prepare (with the Parent's reasonable cooperation) and file with the SEC within twenty (20) Business Days after the date hereof (subject to Parent's reasonable cooperation in connection therewith) a proxy statement (as amended or supplemented from time to time, including the form of proxy card, the "Proxy Statement") to be sent to the stockholders of the Company relating to the special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be held to consider, among other matters, the adoption of this Agreement and (ii) set a record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon which comments the Company will consider for inclusion in good faith. The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

          (b)   As promptly as reasonably practicable following the Company's receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting in accordance with applicable law (but not beyond the Outside Date) (i) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholders Meeting, (ii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meetings or (iii) on one occasion to allow reasonable additional time to solicit additional proxies to the extent the Company Board or any committee thereof reasonably believes necessary in order to obtain the Company Stockholder Approval. Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.1(b), the Company, through the Company Board, shall (A) recommend to its stockholders that they adopt this Agreement and (B) include such recommendation in the Proxy Statement.

        6.15    Carveout Transaction Matters.    If requested by the Parent, at the Parent's sole expense, the Company shall (i) provide commercially reasonable cooperation to the Parent and the Merger Sub's review of and planning for the Carveout Transactions, which such cooperation shall be limited to cooperation with Parent and Merger Sub in connection with both parties taking the actions set forth on

Section 6.15 of the Company Disclosure Schedule and (ii) without limitation or modification to the restrictions set forth in Section 5.1, refrain from taking actions to effect any internal reorganization to implement the Carveout Transactions without the prior written consent of the Parent; provided that nothing set forth in this Section 6.15 shall require the Company to take any corporate action, to execute any document or other instrument, or to incur any liability that is not conditioned upon or that would be effective prior to the Effective Time. Without limitation of the Company's obligations set forth in Section 6.11, the Parties agree and acknowledge that (i) the Company's compliance or failure to comply with this Section 6.15 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) shall have been satisfied with respect to performance in all material respects with this Section 6.15, (ii) upon satisfaction or waiver of the conditions set forth in Article VII and completion of the Marketing Period, the Closing will proceed in accordance with Section 1.3 notwithstanding the status of the review, planning, preparation or implementation of any Carveout Transaction, (iii) Parent and Merger Sub's sole remedy for the Company's breach of this Section 6.15 shall be specific performance (and the Company acknowledges and agrees that such remedy shall be available against it) and (iv) no action taken by the Company prior to Closing at the request of the Parent pursuant to a Carveout Transaction shall be a breach of any representation, warranty or covenant included in this Agreement.

        6.16    Repatriation.    Parent may periodically request from the Company, and the Company will provide (but not more often than monthly), an estimate of the amount of cash that it believes could be repatriated by the Company as of a Closing Date estimated by Parent in good faith, understanding that such amounts are only an estimate, that actual amounts may vary from such estimates and that the Company shall not be liable for any such variances. Not less than fifteen (15) Business Days prior to the Closing, Parent may request in writing to the Company (the "Repatriation Notice") that the Company and its wholly owned Subsidiaries use their reasonable best efforts to cooperate to transfer in any jurisdiction located outside of the United States (the "Repatriation Jurisdictions") legally or contractually unrestricted cash balances held in commercial bank accounts in the name of the Company or such wholly owned Subsidiary to accounts in the name of the Company or a wholly owned Subsidiary located in the United States (the "Repatriation"; and "Repatriate" shall have a correlative meaning) effective as of the Effective Time. The Repatriation Notice shall specify the Repatriation Jurisdictions that Parent would like the Company to repatriate cash from and Parent's good faith estimate of the Closing Date. The Company will review the Repatriation Notice and send to Parent, as promptly as practicable after the receipt thereof (and in any event within five (5) Business Days), a written response setting forth the following information with respect each Repatriation Jurisdiction (the "Repatriation Response"): (a) the amount of cash in each Repatriation Jurisdiction that the Company believes could be reasonably Repatriated, taking into account (i) Parent's estimate of the Closing Date, (ii) the amount of cash reasonably needed in such Repatriation Jurisdiction to operate the business in the ordinary course and meet working capital requirements in such Repatriation Jurisdiction, (iii) applicable law, including those relating to solvency, adequate surplus, similar capital adequacy tests, corporate benefit, financial assistance, distributable reserves and directors' duties, and (iv) any estimated Taxes or fees and expenses to be paid in such Repatriation Jurisdiction in connection with the Repatriation, (b) the estimated costs and expenses that would be incurred by the Company and its Subsidiaries in connection with the Repatriation, including estimated Taxes that would be payable on such Repatriated amount and the estimated fees and expenses of counsel and accountants in connection with any such Repatriation (collectively, the "Estimated Costs") and (c) the amount of time that the Company estimates it would take for the Repatriation to be completed in each such Repatriation Jurisdiction identified in the Repatriation Notice; provided that, in each case it is understood that such amounts and other information in any Repatriation Response are only estimates, that actual amounts and timing may vary from such estimates and that the Company shall not be liable for any such variances. The Company shall not unreasonably deny a request for repatriation set forth in a Repatriation Notice. Within five (5) Business Days following delivery of the Repatriation Response,

Parent shall notify the Company in writing whether or not Parent wishes for the Company to consummate as of the Effective Time any or all of the Repatriations set forth in the Repatriation Response (including the amount of any such Repatriation, subject to increases or decreases of such amounts by the Company as may be reasonable at the time of Repatriation based on the amount of unrestricted cash actually available at such time) (the "Repatriation Confirmation") and if it requests any such Repatriation, confirming with respect to each such Repatriation, (x) that it approves of the Company and its Subsidiaries taking the actions reasonably necessary in the Company's sole judgment to effect such Repatriation and (y) that it approves of the Company incurring the Estimated Costs (and any additional costs as may be reasonably incurred in connection with the Repatriation). Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, Taxes (including loss of tax attributes) and penalties suffered or incurred by them in connection with the Repatriation, including any action taken in accordance with this Section 6.16 and including the Estimated Costs (and any additional costs). Without limiting the generality of the immediately preceding sentence, Parent shall, promptly upon request by the Company, reimburse the Company for all Estimated Costs (and any additional costs) actually incurred by the Company or its Subsidiaries in connection with this Section 6.16. Without limitation of the Company's obligations set forth in Section 6.11, the Parties agree and acknowledge that (1) the Company's compliance or failure to comply with this Section 6.16 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) shall have been satisfied with respect to performance in all material respects with this Section 6.16, (2) upon satisfaction or waiver of the conditions set forth in Article VII and completion of the Marketing Period, the Closing will proceed in accordance with Section 1.3 notwithstanding the status of any Repatriation and (3) Parent and Merger Sub's sole remedy for the Company's breach of this Section 6.16 shall be specific performance (and the Company acknowledges and agrees that such remedy shall be available against it). Nothing in this Section 6.16 shall require any action that would conflict with or violate the Company's or any of its Subsidiaries' organizational documents or any applicable laws or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party.

        6.17    Treatment of Certain Notes.

          (a)   Reference is made to each of (i) the 2.750% Senior Notes Due 2018 issued by the Company (the "2018 Notes") and (ii) the 4.375% Senior Notes Due 2023 issued by the Company (the "2023 Notes and, collectively with the 2018 Notes, the "Notes"; the indenture governing the Notes being the "Indenture").

          (b)   At the Effective Time, Parent shall cause the Surviving Corporation under any of the then outstanding Notes to comply with all of the terms and conditions of the then outstanding Notes and the Indenture, including, to the extent required by the terms and conditions of any of the then outstanding Notes or the Indenture, causing the Surviving Corporation under any series of Notes to obtain and deliver officers' certificates and opinions of counsel stating that the Merger and the other Transactions comply with the Indenture.

          (c)   At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence an offer to purchase for any and all of the outstanding aggregate principal amount of the Notes on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (the "Debt Tender Offer") and Parent shall assist the Company in connection therewith. The Company shall adopt any corporate authorizations that are reasonable and necessary for the Debt Tender Offer. The Company shall and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to any series of Notes shall not be a condition to Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

          (d)   If reasonably requested by the Parent in writing, the Company shall, in accordance with the applicable redemption provisions of the applicable series of Notes and the Indenture, (A) substantially simultaneous with, but in no event prior to, the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the Indenture and (B) use reasonable best efforts to take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of such series of Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture applicable thereto; provided that prior to the Company's being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, set aside sufficient and immediately available funds to deliver to the Company to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the "Discharge" of such series of Notes. The Company shall use reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time.

          (e)   Parent shall (or the Company, if directed by Parent, shall), at a time at or after the Effective Time selected by Parent, commence a change of control offer to purchase all of the 2023 Notes (in accordance with the requirements of the Indenture) at the price required pursuant to the Indenture using funds provided by Parent. The Company shall and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Parent in connection with such change of control offer for the 2023 Notes. In accordance with the terms of the change of control offer for the 2023 Notes, the Surviving Corporation shall accept for purchase and purchase each of the 2023 Notes properly tendered and not properly withdrawn in such change of control offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment all 2023 Notes validly tendered and not validly withdrawn to the extent required pursuant to the terms of such change of control offer.

          (f)    Parent shall prepare all necessary and appropriate documentation in connection with any change of control offer for the 2023 Notes or any Debt Tender Offer, including the offer to purchase, related letter of transmittal, and other related documents (collectively, the "Offer Documents"), and provide the Company with a reasonable opportunity to comment and make reasonable changes to such documents. Parent and the Company shall reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Notes in connection with any Debt Tender Offer or such change of control offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Debt Tender Offer or change of control offer any information in the Offer Documents should be discovered by the Company, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent after consultation with the Company, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.17(f), the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the any change of control offer for the 2023 Notes or any Debt Tender Offer and such compliance will not be deemed a breach hereof.

          (g)   So long as the Company has sufficient immediately available funds for the full payment of the 2023 Notes validly tendered, the Company shall waive any of the conditions to any Debt Tender Offer (other than that the Merger shall have been consummated and that there shall be no final order, decree, judgment, injunction, ruling or other non-appealable action prohibiting consummation of any Debt Tender Offer) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to any Debt Tender Offer or make any changes to any Debt Tender Offer or such change of control offer other than as agreed between Parent and the Company.

          (h)   In connection with the change of control offer for the 2023 Notes or any Debt Tender Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall enter into customary agreements (including indemnities) with such parties so selected; provided that the Company shall not be responsible for the delivery of any legal opinions with respect thereto. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Debt Tender Offer or such change of control offer upon the incurrence of such fees and out-of-pocket expenses.

          (i)    Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Company's compliance with its obligations under this Section 6.17, including all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any Debt Tender Offer, Discharge or change of control offer made in respect of any series of Notes (including any out-of-pocket costs, fees and expenses incurred in connection with the preparation or distribution of any Offer Documents or other documents related thereto). Parent shall indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs or liabilities incurred by any of them in connection with any action taken by them pursuant to this Section 6.17 with respect to any Debt Tender Offer, Discharge or change of control offer (in each case other than as a result of the Company's fraud or willful misconduct); provided, however, that the Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such damages suffered or incurred are directly attributable to the information provided by the Company for use in connection with such Debt Tender Offer, Discharge or change of control offer that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

          (j)    Without limitation of the Company's obligations set forth in Section 6.11, the Parties agree and acknowledge that (i) the Company's compliance or failure to comply with this Section 6.17 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) shall have been satisfied with respect to performance in all material respects with this Section 6.17, (ii) upon satisfaction or waiver of the conditions set forth in Article VII and completion of the Marketing Period, the Closing will proceed in accordance with Section 1.3 notwithstanding the status of any Debt Tender Offer, Discharge or change of control offer and (iii) no action taken by the Company prior to Closing at the request or direction of the Parent pursuant to any Debt Tender Offer, Discharge or change of control offer shall be a breach of any representation, warranty or covenant included in this Agreement. In addition, nothing in this Section 6.17 shall require any action that would conflict with or violate the Company's or any of its Subsidiaries' organizational documents or any laws or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party.

ARTICLE VII

CONDITIONS TO MERGER

        7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under applicable law, by the Parent and the Company) prior to the Effective Time of the following conditions:

          (a)   the Company Stockholder Approval shall have been obtained;

          (b)   the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and other applicable Antitrust Laws set forth on Section 7.1 of the Company Disclosure Schedule shall have expired or early termination thereof shall have been granted; and

          (c)   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (temporary, preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting, restraining, preventing or enjoining consummation of the Merger.

        7.2    Conditions to the Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction, or written waiver, if permissible under applicable law, by the Company, prior to the Effective Time of the following conditions:

          (a)   the representations and warranties of the Parent and the Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Effective Time, as though made as of the Effective Time, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in such representations and warranties) is not reasonably likely to have a Parent Material Adverse Effect;

          (b)   each of the Parent and the Merger Sub shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement prior to the Effective Time; and

          (c)   the Company shall have received a certificate, dated the Closing Date, signed by an executive officer of the Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

        7.3    Conditions to the Obligations of the Parent and the Merger Sub.    The obligation of the Parent and the Merger Sub to effect the Merger is also subject to the satisfaction, or written waiver, if permissible under applicable law, by the Parent (on behalf of the Parent and the Merger Sub), prior to the Effective Time of the following conditions:

          (a)   (i) the representations and warranties of the Company contained in the first sentence of Section 3.7 shall be true and correct in all respects as of the date hereof and as of the Effective Time, as though made as of the Effective Time; (ii) the representations and warranties of the Company contained in the third and fourth sentence of Section 3.2(a), in the first sentence of 3.2(b), in the first and second sentence of 3.2(c) and Section 3.2(e) shall be true and correct in all respects as of the date hereof and the Effective Time, as though made as of the Effective Time (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct would, individually or in the aggregate, be reasonably expected to result in more than $5,000,000 in the aggregate of additional Merger Consideration payable and/or amounts payable pursuant to Section 2.3; (iii) the representations and warranties of the Company contained in Section 3.1, Section 3.2(a) (other than the third sentence, which is subject to clause (ii) above), Section 3.4(a), Section 3.19 and Section 3.20 shall be true and correct in all material respects (other than any such representation or warranty that is qualified by "materiality" or "Company Material Adverse Effect," which shall be true and correct in all respects) as of the Effective Time, as though made on and as of the date hereof and the Effective Time (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all material respects as of such date) and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time, as though made as of the Effective Time (other than any such representation or warranty that is made as of a specific date, which need only be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties) is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

          (b)   the Company shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement prior to the Effective Time; and

          (c)   the Parent shall have received a certificate, dated the Closing Date, signed by an executive officer of the Company certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party) (with any termination by the Parent also being an effective termination by the Merger Sub):

          (a)   by mutual written consent of the Parent and the Company at any time prior to the Effective Time;

          (b)   by either the Parent or the Company at any time prior to the Effective Time and after the Outside Date if the Effective Time shall not have occurred on or before the Outside Date;

  provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall (i) not be available to any party hereto if the failure of such party (or, in the case of the Parent, the Merger Sub and vice versa) to fulfill, in any material respect, any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date) and (ii) be subject to the proviso set forth in Section 8.1(i);

          (c)   by either the Parent or the Company at any time prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree, judgment, injunction or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to use such standard of efforts to the extent required pursuant to Section 6.4 to prevent and oppose such order, decree, ruling or the taking of such other action has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

          (d)   by the Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

          (e)   by the Parent, prior to the Effective Time, if the Company Board shall have effected a Company Board Recommendation Change;

          (f)    by the Company, at any time prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal after complying with the terms and conditions of Section 6.1 in all material respects; provided that any purported termination of this Agreement pursuant to this Section 8.1(f) shall be null and void if the Company does not, prior to or concurrently with the termination of this Agreement, pay the Parent the Company Termination Fee contemplated by Section 8.3(b)(ii);

          (g)   by the Parent, prior to the Effective Time, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from the Parent; provided that neither the Parent nor the Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied;

          (h)   by the Company, prior to the Effective Time, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of the Parent or the Merger Sub set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by the Parent of written notice of such breach, inaccuracy or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied; or

          (i)    by the Company if (A) the Marketing Period has ended and the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing each of which is capable of being satisfied at the Closing) have been and continue to be satisfied, (B) the Company has confirmed by written notice to Parent after the end of the Marketing Period that all conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing each of which is capable of being satisfied at the Closing) or that it irrevocably waives (solely to the extent necessary to permit the Closing to occur in accordance with this Section 8.1(i)) in writing any unsatisfied conditions in Section 7.2 that may be waived under applicable law; (C) the Merger shall not have been consummated within three (3) Business Days after the date on which Parent is required to consummate the Merger pursuant to Section 1.3; and (D) at all times during such three (3) Business Day period described in clause (C), the Company stood ready, willing and able to consummate the Merger; provided, that notwithstanding anything in Section 8.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b) during such three Business Day period following delivery of the notice referred to in clause (B) above.

        8.2    Effect of Termination.    In the event of valid termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Merger Sub or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 10.4(b) and Section 10.10 (c), (a) any such termination shall not relieve any party hereto from liability for any Willful Breach prior to such valid termination and (b) the provisions of Section 6.3(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms), Article X (Miscellaneous), the expense reimbursement and indemnification provisions of Sections 6.11(c), 6.15, 6.16 and 6.17, the Confidentiality Agreement and the Limited Guarantee shall remain in full force and effect and survive any valid termination of this Agreement in accordance with their respective terms and conditions.

        8.3    Fees and Expenses.

          (a)   All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except as set forth in this Section 8.3.

          (b)   The Company shall pay the Parent the Company Termination Fee (less, if applicable, the Parent Expenses previously paid to Parent) in the event that this Agreement is terminated:

              (i)  by the Parent pursuant to Section 8.1(e) or Section 8.1(b) under circumstances in which Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(e);

             (ii)  by the Company pursuant to Section 8.1(f); or

            (iii)  by Parent pursuant to Section 8.1(g) or either the Parent or the Company pursuant to Section 8.1(b) (if such termination occurs prior to obtaining the Company Stockholder Approval) or Section 8.1(d), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced, made or disclosed and not irrevocably withdrawn without encouragement by or consultation with (excluding arms-length negotiations regarding the terms of the Acquisition Proposal) the Company or its Representatives, (B) at the time of the stockholder vote, the Financing Letters shall be in full force and effect or shall have been replaced by alternative financing commitments in corresponding amounts sufficient to consummate the Transactions and (C) within 12 months after the date of termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal (which is subsequently consummated) or shall have consummated any Acquisition Proposal;

  provided, however, that, for purposes of this Section 8.3(b), all references to "20%" and "80%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%." Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds on or before the date of (and as a condition to the effectiveness of) such termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced in clause (C) of Section 8.3(b)(iii) is consummated. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

          (c)   In the event that the Company shall terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i) (or pursuant to Section 8.1(b) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(h) or Section 8.1(i)), then Parent shall pay to the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) the Parent Termination Fee. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

          (d)   If either the Company or the Parent terminates this Agreement pursuant to Section 8.1(d) and at the time of the stockholder vote, the Financing Letters shall be in full force and effect or shall have been replaced with letters providing for alternative financing commitments in a corresponding amount sufficient to consummate the Transactions, the Company shall pay to Parent as promptly as reasonably practicable (and, in any event, within two Business Days following the delivery by Parent of an invoice therefor) any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by the Parent or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the "Parent Expenses"), up to a maximum amount of $15,000,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3(d) shall not relieve the Company for damages resulting from a Willful Breach. To the extent a Company Termination Fee becomes payable, any payment previously made pursuant to this Section 8.3(d) shall be credited against such obligation of the Company to pay the Company Termination Fee.

          (e)   Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions, that the parties hereto would not enter into this Agreement absent such agreement and that each of the Company Termination Fee and the Parent Termination Fee is not a penalty. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit, action or proceeding which results in a final and non-appealable judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the applicable payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys' fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

        8.4    Amendment.    This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the

Effective Time, whether before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 10.4, Section 10.5, Section 10.9, Section 10.10, Section 10.11 and Section 10.12 and this last sentence of Section 8.4 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such sections) may not be amended, waived, modified or supplemented in any manner to the extent such amendment, waiver, supplement or other modification is adverse to the Financing Sources without the prior written consent of the Financing Sources.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        8.6    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

        The following capitalized terms shall have the respective meanings set forth below:

        "2018 Notes" has the meaning set forth in Section 6.17(a).

        "2023 Notes" has the meaning set forth in Section 6.17(a).

        "Acquisition Proposal" means any written (a) proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) proposal for the direct or indirect disposition, sale or issuance by the Company of 20% or more of any class of its equity securities or (c) proposal or offer to acquire, combine, license, reorganize or subject to a joint venture, in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Transactions or any offer or proposal by Parent or any Subsidiary of Parent.

        "Affiliate" when used with respect to any Person, means any other Person who is an "affiliate" of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.8.

        "Agreed Upon Form Comfort Letter" means a comfort letter from the Company's independent auditors covering the matters set forth in Section 6.11 of the Company Disclosure Schedule.

        "Agreement" has the meaning set forth in the preamble.

        "Alternative Acquisition Agreement" has the meaning set forth in Section 6.1(b)(ii).

        "Antitrust Laws" means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

        "Bankruptcy and Equity Exception" has the meaning set forth in Section 3.4(a).

        "Business Day" means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

        "Capitalization Date" means the close of business on June 26, 2017.

        "Carveout Transaction" shall mean an internal reorganization of certain of the assets, liabilities and business operations of the Company and its Subsidiaries into separate internal organizations for the United States retail, Canadian retail (including the .ca business), and North American delivery businesses (including the United States ecommerce business).

        "Certificate" means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

        "Certificate of Merger" has the meaning set forth in Section 1.2.

        "Closing" means the closing of the Merger.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the preamble.

        "Company 401(k) Plan" means the Staples, Inc. Employees' 401(k) Savings Plan.

        "Company Balance Sheet" means the consolidated unaudited balance sheet of the Company as of April 29, 2017.

        "Company Board" means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

        "Company Board Recommendation Change" has the meaning set forth in Section 6.1(b)(i).

        "Company Common Stock" means the common stock, par value $0.0006 per share, of the Company.

        "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to the Parent and the Merger Sub concurrently with the execution of this Agreement and dated as of the date of this Agreement.

        "Company Employee Plans" means all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates or for which the Company or any of the Company's Subsidiaries has any liability or obligation (including contingent liability or obligation).

        "Company Employees" means, as of any date, each employee of the Company or any of its Subsidiaries as of such date.

        "Company ESPP" means the Company's 2012 Employee Stock Purchase Plan, as amended.

        "Company Intellectual Property" means any Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

        "Company July 2017 RSUs" mean restricted stock units with respect to shares of Company Common Stock granted in July 2017 and described in Section 5.1(b) of the Company Disclosure Schedule.

        "Company Leases" means all leases and subleases pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other recoverable amounts deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

        "Company Material Adverse Effect" means any effect, change, event, occurrence or development that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development (by itself or when aggregated or taken together with any and all other effects, changes, events, occurrences or developments) to the extent resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Company Material Adverse Effect," and no effect, change, event, occurrence or development (by itself or when aggregated or taken together with any and all other such effects, changes, events, occurrences or developments) to the extent resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (i) the identity of the Parent and (ii) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly resulting from, arising out of, attributable to, or related to the Transactions (provided that this clause (f) shall not apply to any representation or warranty in Section 3.4(b) and, solely to the extent related thereto, the condition set forth in Section 7.3(a)); (g) the taking of any action expressly required by this Agreement (other than any action required solely by the first sentence of Section 5.1) or the failure to take any action expressly prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (i) changes in the Company's stock price or the trading volume of the Company's stock, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (j) any litigation related to this Agreement, the Merger or other transactions contemplated hereby brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Merger Sub, the Parent or any of their directors or officers; except to the extent such effects, changes, events, occurrences or developments to the extent resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (e) and (h) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business in any material respect (in which case, such adverse effects (if any) shall be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur solely to the extent they are disproportionate).

        "Company Material Contract" means any Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound:

          (a)   pursuant to which the Company and its Subsidiaries spent, in the aggregate, during the fiscal year ended December 31, 2016, or expect to spend, in the aggregate, during the fiscal year ended December 31, 2017, more than (i) in the case of agreements or contracts for the purchase of merchandise for resale, $100,000,000 (or, for purposes of Section 5.1(k) only, $50,000,000), (ii) $10,000,000 in the case of agreements or contracts with a Significant Supplier and (iii) in the case of all other agreements or contracts, $20,000,000 (or, for purposes of Section 5.1(k) only, $7,500,000), in each case, other than Contracts referred to in clause (m) below or otherwise permitted under Section 5.1(h);

          (b)   which contains (i) any non-competition provision or that otherwise prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world, (ii) any "most favored nation" or similar provision to the benefit of any other party or (iii) "exclusivity", rights of first refusal, rights of first negotiation, rights of first offer or any similar requirements in favor of a third party, in each case (clauses (i) through (iii)) other than such rights set forth in real estate leases or Liens of record or that would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as whole;

          (c)   any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

          (d)   provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement;

          (e)   pursuant to which the Company has continuing guarantee, "earn-out" or other contingent purchase price obligations (other than indemnification or performance guarantee obligations provided for in the Ordinary Course of Business), in each case that would reasonably be expected to result in payments in excess of $1,000,000;

          (f)    which constitutes a settlement, conciliation or similar agreement (A) that has been entered with any Governmental Entity since January 1, 2015 and is limited to the payment of money not in excess of $500,000 individually or $5,000,000 in the aggregate, (B) pursuant to which the Company has material payment obligations to a Governmental Entity after the date of this Agreement or (C) that would otherwise limit the operation of the Company in any material respect after the Closing;

          (g)   pursuant to which any indebtedness for borrowed money of the Company is outstanding with respect to a principal amount in excess of $100,000,000 (or, for purposes of Section 5.1(k) only, $20,000,000);

          (h)   was entered into after January 1, 2015 and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business, capital stock, other equity interests or all or substantially all the assets of another Person;

          (i)    that would be required to be disclosed by Item 404(a) of Regulation S-K promulgated under the Exchange Act;

          (j)    that is a Company Lease with annual base rental payments in excess of $2,000,000 (or, for purposes of Section 5.1(k) only, $500,000);

          (k)   for the employment or engagement of any officer, employee or other individual on a full-time, part-time or consulting basis that provides for annual compensation (assuming any bonuses are paid at target) of $400,000 (or, for purposes of Section 5.1(k) only, $200,000), other than offer letters entered in the Ordinary Course of Business providing for at will employment and terminable upon notice without any liability to the Company or any of its Subsidiaries (other than for accrued but unpaid compensation through the termination date);

          (l)    any change in control, transaction bonus, retention or similar contract with payments or other benefits or rights triggered by the execution of this Agreement or the transactions contemplated thereby;

          (m)  that requires any capital commitment or capital expenditure (or series of capital expenditures) or any loan or investment, by the Company or any of its Subsidiaries in an amount in excess of $20,000,000 (or, for purposes of Section 5.1(k) only, $5,000,000 or such other amount as is permitted under Section 5.1(h)) individually, other than any purchase order or Contract for supply, inventory or trading stock acquired in the Ordinary Course of Business or rental payments made under real property leases;

          (n)   any prime Contract of any kind, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand, in each case that provides for the sale of goods and services for annual payments in excess of $10,000,000.

        "Company Performance Share Awards" mean any performance-based share units with respect to shares of Company Common Stock granted under any Company Stock Plan or otherwise.

        "Company Permits" has the meaning set forth in Section 3.16.

        "Company Preferred Stock" has the meaning set forth in Section 3.2(a).

        "Company RSUs" mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan or otherwise, other than the Company July 2017 RSUs.

        "Company SEC Reports" has the meaning set forth in Section 3.5(a).

        "Company SERP" means the Staples, Inc. Supplemental Executive Retirement Plan.

        "Company Severance Policy" means the Company's severance policy as in effect on the date hereof (a copy of which has been made available to Parent).

        "Company Stock Option" means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan or otherwise.

        "Company Stock Plan" means any stock incentive or equity-related plan of the Company.

        "Company Stockholder Approval" means the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter at the Company Stockholders Meeting.

        "Company Stockholders Meeting" has the meaning set forth in Section 6.14(a).

        "Company Termination Fee" means a termination fee of $171,000,000 in cash.

        "Company's Knowledge" or a phrase of similar import means the actual knowledge of the individuals identified in Section 10.1 of the Company Disclosure Schedule after reasonable inquiry of the employee with primary responsibility for the applicable subject matter.

        "Compliant" means, with respect to the Required Financial Information, that (a) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading, in light of the circumstances under which the statements contained in such Required Financial Information were made, (b) in the case of the Required Financial Information delivered in connection with the offering of high yield debt securities as part of the Debt Financing is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act applicable to offerings of debt securities on a registration statement on Form S-1 that are applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities and, for the avoidance of doubt, provisions to the extent solely applicable to any Excluded Information), (c) the Company's auditors have not objected to the use of their audit opinions related to any audited financial statements included in such Required Financial Information and any interim quarterly financial statements included in such Required Financial Information have been reviewed by the Company's independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722 and (d) in the case of the Required Financial Information delivered in connection with the offering of high yield debt securities as part of the Debt Financing and any pro forma financial statements contained in the offering memorandum and any marketing materials utilized as part of the Debt Financing, the Company's auditors have confirmed that they are prepared to issue the Agreed Upon Form Comfort Letter (by delivering drafts thereof) when customarily required to be delivered during the Marketing Period.

        "Confidentiality Agreement" means the Confidentiality and Standstill Agreement, dated as of December 21, 2016, between the Company and Sycamore Partners Management, L.P.

        "Contract" means, with respect to any Person, any agreement, lease, sublease, license, contract, note, bond, mortgage, indenture, deed of trust, franchise, concession or other legally binding arrangement to which such Person or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound.

        "Credit Facility" means the Credit Agreement, dated as of November 22, 2016, as amended, supplemented or otherwise modified from time to time, by and among the Company, Bank of America, N.A. and the other lenders named therein, Bank of America, N.A., as administrative agent for the lenders, and Barclays Bank PLC, HSBC Bank USA, National Association, MUFG Union Bank N.A. and Wells Fargo Bank, National Association as co-syndication agents for the lenders.

        "Current D&O Insurance" means the current directors' and officers' liability insurance policies maintained by the Company.

        "Debt Financing Sources" means the financial institutions identified in the Debt Commitment Letter, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Person that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, whether by joinder to the Debt Commitment Letter or otherwise, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their respective affiliates' officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

        "Debt Tender Offer" has the meaning set forth in Section 6.17(c).

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Discharge" has the meaning set forth in Section 6.17(d).

        "Dissenting Shares" means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

        "Effective Time" has the meaning set forth in Section 1.2.

        "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), in each case whether or not subject to ERISA, and any other agreement, plan, policy or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, change in control, retention, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, vacation, fringe benefit, and all unexpired severance and employment agreements for the benefit of, or relating to, any current or former officer, employee or other service provider of the Company or any of its Subsidiaries or an ERISA Affiliate (or any of their respective beneficiaries), but excludes any plan, agreement, or arrangement required to be maintained by non-U.S. law.

        "Environmental Law" means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of, or contamination by, any Hazardous Substance or (c) noise, odor or wetlands protection.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Information" has the meaning set forth in the definition of Required Financial Information.

        "Financial Advisors" has the meaning set forth in Section 3.18.

        "Financing Sources" means the Equity Financing Sources and the Debt Financing Sources.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Entity" means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

        "Hazardous Substance" means: (a) any substance that is regulated by or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Party" means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

        "Indenture" has the meaning set forth in Section 6.17(a).

        "Intellectual Property" means (a) patents, trademarks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials.

        "Intervening Event" means any material event, development or occurrence that was not known to the Company Board as of the date hereof (or, if known, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement) and becomes known to the Company Board after the date hereof and prior to the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequences thereof constitute or be deemed to be an Intervening Event.

        "July 2017 RSU Vesting Date" has the meaning set forth in Section 2.3(b)(iii).

        "law" means any law (including common law), act, statute, code, order, judgment, injunction, ruling, decree or writ, ordinance or regulation of any Governmental Entity.

        "Leased Real Property" means all leasehold or subleasehold estates and other contractual rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries for (a) a retail store or (b) other facilities in excess of 20,000 square feet.

        "Lien" means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics', carriers', workmen's, warehousemen's, repairmen's or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings, (c) liens related to the Financing (including any permitted alternative financing) or arising from actions of the Parent or the Merger Sub, (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations, and (j) any conditions that would be disclosed by a current, accurate survey or physical inspection.

        "Marketing Period" means the first period of 18 consecutive Business Days throughout which (i) Parent shall have all of the Required Financial Information and such Required Financial Information is Compliant and (ii) the conditions set forth in Section 7.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.3 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 18 consecutive Business Day period; provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (A) the Company's auditors shall have withdrawn their audit opinion contained in the Required Financial Information, (B) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, (C) the Company shall have been delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured or (D) the Required Financial Information ceases to be Compliant or would be required to be updated in order to be Compliant on any day during such 18 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of such Compliant updated Required Financial Information; provided further that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 6.11 is obtained. If the Company shall in good faith reasonably believe it has delivered the applicable Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent reasonably believes the Company has not delivered); provided that (i) each of July 3, 2017, July 4, 2017, July 5, 2017, November 23, 2017 and November 24, 2017 shall not be considered a Business Day for the purposes of the Marketing Period (for the avoidance of doubt, the aforementioned dates shall be excluded for purposes of, but shall not reset, the 18 consecutive Business Day period), (ii) the Marketing Period shall either end on or prior to August 18, 2017 or, if the Marketing Period has not ended on or prior to August 18, 2017, then the Marketing Period shall commence no earlier than September 5, 2017 and (iii) the Marketing Period shall either end on or prior to December 15, 2017 or, if the Marketing Period has not ended on or prior to December 15, 2017, then the Marketing Period shall commence no earlier than January 3, 2017.

        "Maximum Premium" means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance (which the Company represents is set forth in Section 6.6 of the Company Disclosure Schedule).

        "Merger" has the meaning set forth in the Recitals.

        "Merger Consideration" has the meaning set forth in Section 2.1(c).

        "Merger Sub" has the meaning set forth in the preamble.

        "New Plans" means employee benefit plans of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

        "Notes" has the meaning set forth in Section 6.17(a).

        "Offer Documents" has the meaning set forth in Section 6.17(f).

        "Old Plans" has the meaning set forth in Section 6.8(b).

        "Ordinary Course of Business" means the ordinary course of business consistent in all material respects with past practice.

        "Outside Date" means December 22, 2017.

        "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

        "Parent" has the meaning set forth in the preamble.

        "Parent Expenses" has the meaning set forth in Section 8.3(d).

        "Parent Material Adverse Effect" means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Merger Sub to consummate the Merger or any of the other Transactions or otherwise perform any of its obligations under this Agreement.

        "Parent Termination Fee" means a termination fee of $343,000,000 in cash.

        "Paying Agent" means a bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

        "Payment Fund" means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.1(b)).

        "Person" means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

        "Pre-Closing Period" means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier time as this Agreement may be terminated in accordance with its terms.

        "Prohibited Amendment" has the meaning set forth in Section 6.11.

        "Proxy Statement" has the meaning set forth in Section 6.14(a).

        "Qualified Person" means any Person or group of Persons who has made an Acquisition Proposal that did not result from a material breach of Section 6.1 that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal; provided, however, that such Qualified Person shall cease being a "Qualified Person" if such Acquisition Proposal is withdrawn or the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) such Acquisition Proposal is not, and could not reasonably be expected to lead to, a Superior Proposal.

        "Recommendation Change Notice" has the meaning set forth in Section 6.1(b).

        "Redacted Fee Letter" means the fee letter referred to in the Debt Commitment Letter in which the only redactions relate to fee amounts, "market flex" provisions, "securities demand" provisions, provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such financing source.

        "Release" means any release, spill, emission, leaking, injection, emptying, pumping, escaping, dumping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

        "Reporting Tail Endorsement" means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

        "Representatives" means, with respect to any Person, such Person's directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

        "Required Financial Information" means (a) all of the financial statements (and related audit reports) described in paragraph 10 of Exhibit E of the Debt Commitment Letter as in effect as of the date hereof and all financial information and data derived from the historical books and records of the Company and its Subsidiaries that is required to permit Parent and Merger Sub to prepare the pro forma financial statements required pursuant to paragraphs 9 and 11(a) of Exhibit E of the Debt Commitment Letter as in effect as of the date hereof, and provided that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Transactions and the Carveout Transactions for use in connection with the offering of the Financing, it being understood that the Company shall cooperate with Parent in the preparation of such pro forma information to the extent its cooperation relates to financial information and data derived from the Company's historical books and records, and (b) such other pertinent and customary financial and other information (other than pro forma financial statements) as Parent shall reasonably request of the type and form that are customarily included in private placements of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include any Excluded Information) and syndicated term loan financings; provided that in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide (A) consolidating financial statements, separate subsidiary financial statements and other financial statements, data and analysis that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, (B) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (C) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any "description of notes", or other information customarily provided by the Financing sources or their counsel, (D) risk factors relating to all or any component of the Financing, (E) any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, ownership or an as adjusted capitalization table (other than information to be provided by the Company pursuant to clause (a)) or (F) other information customarily excluded from a Rule 144A offering memorandum (the information described in clauses (A) through (F), the "Excluded Information").

        "Restrictive Order" has the meaning set forth in Section 6.4(a)(iv).

        "RSU Vesting Date" has the meaning set forth in Section 2.3(b)(ii).

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" means the United States Securities and Exchange Commission.

        "Secretary of State" means the Secretary of State of the State of Delaware.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Significant Supplier" has the meaning set forth in Section 3.22.

        "Solvent" has the meaning set forth in Section 4.7.

        "Specified Time" means the earlier of (a) time at which this Agreement is terminated in accordance with the terms hereof and (b) the Effective Time.

        "Subsidiary" means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner or managing member.

        "Superior Proposal" means any bona fide Acquisition Proposal made by a third party after the date of this Agreement to acquire, directly or indirectly, more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the Transactions (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal (including financial, regulatory, legal and other aspects of such proposal) and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant. In no event shall an Acquisition Proposal be considered a "Superior Proposal" if it was solicited, initiated, facilitated, encouraged or negotiated in material breach of Section 6.1 by the Company.

        "Surviving Corporation" means the Company following the Merger.

        "Tax Returns" means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

        "Taxes" means all taxes or other assessments or liabilities of any kind whatsoever in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

        "Transactions" means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing, but excluding the Carveout Transactions and any Repatriation.

        "Uncertificated Shares" means uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock.

        "Willful Breach" means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in such breach.

ARTICLE X

MISCELLANEOUS

        10.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

        10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

          (a)   if to the Parent or the Merger Sub, to:

      c/o Sycamore Partners Management, L.P.
      9 West 57th Street, 31st Floor
      New York, NY 10019
      Facsimile: (212) 796-8560
      Attention: Stefan Kaluzny and Peter Morrow
      E-mail:  skaluzny@sycamorepartners.com
                     pmorrow@sycamorepartners.com

      with a copy (which shall not constitute notice) to:

      Kirkland & Ellis LLP
      601 Lexington Avenue
      New York, NY 10022
      Facsimile: (212) 446-6460
      Attention: Sean D. Rodgers, P.C., Mikaal Shoaib, P.C. and Laura Sullivan
      E-mail:  sean.rodgers@kirkland.com
                     mshoaib@kirkland.com
                     laura.sullivan@kirkland.com

          (b)   if to the Company, to:

      Staples, Inc.
      500 Staples Drive
      P.O. Box 9271
      Framingham, MA 01701-9271
      Attn: Michael T. Williams, Chief Legal Officer
      E-mail:  LegalGeneralMail@staples.com
      Facsimile: 508-382-4707

      with a copy (which shall not constitute notice) to:

      Wilmer Cutler Pickering Hale and Dorr LLP
      60 State Street
      Boston, Massachusetts 02109
      Attn:  Mark G. Borden, Esq.
                 Jay E. Bothwick, Esq.
                 Andrew R. Bonnes, Esq.
      E-mail:  mark.borden@wilmerhale.com
                     jay.bothwick@wilmerhale.com
                     andrew.bonnes@wilmerhale.com
      Facsimile: +1 617 526 5000

        Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

        10.3    Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

        10.4    Third Party Beneficiaries; No Recourse.

          (a)   This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options, Company RSUs, Company July 2017 RSUs and Company Performance Share Awards to receive the consideration set forth in Article I, (c) the rights of Persons who are explicitly provided to be third-party beneficiaries of the Limited Guarantee and the Equity Funding Letters solely to the extent of the rights set forth therein, (d) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 10.10(c) , (e) the rights of the Company's Subsidiaries and the respective Representatives of the Company and its Subsidiaries set forth in Sections 6.11(c), 6.16 and 6.17 and (f) with respect to the Debt Financing Sources, the provisions of this Section 10.4 (Third Party Beneficiaries), the last sentence of Section 8.4 (Modification or Amendment), Section 10.5 (Assignment), Section 10.9 (Governing Law), Section 10.10 (Remedies), Section 10.11 (Submission to Jurisdiction) and Section 10.12 (Waiver of Jury Trial) (and the related defined terms contained in the foregoing provisions), each of which shall expressly inure to the benefit of the Debt Financing Sources and which the Debt Financing Sources shall be entitled to rely on and enforce the provisions of as they relate to the Debt Financing Sources.

          (b)   This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions may only be made against the entities that are expressly identified as signatories hereto and no Parent Related Party (other than each Guarantor to the extent set forth in such Guarantor's Limited Guarantee or such Guarantor's Equity Funding Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than Parent or Merger Sub or any payment from a Guarantor to the extent set forth in the applicable Limited Guarantee).

        10.5    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of the Parent and the Merger Sub (i) any or all of its rights (but not its obligations) hereunder to one or more of its Affiliates controlled by Sycamore Partners Management, L.P. that was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement (provided that no such assignment shall (x) affect the obligations of any such Affiliate who has committed to provide Equity Financing under the applicable Equity Funding Letter or the Guarantors under the Limited Guarantees, (y) impede or delay the consummation of the Transactions or (z) relieve Parent or Merger Sub of any of its obligations under this Agreement), and (ii) may, from and after the Closing, assign in whole or in part, this Agreement or any or all of its rights and obligations hereunder to one or more of its Affiliates or for collateral security purposes to any lender or Financing Sources; provided, further, that no such assignment shall relieve such party of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

        10.6    Severability.    Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

        10.7    Counterparts and Signature.    This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

        10.8    Interpretation.    Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) "include", "includes" and "including" are not limiting; (b) "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "date hereof" refers to the date set forth in the initial caption of this Agreement; (d) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an "Article", "Section", "Recital", "preamble", "Annex", "Exhibit" or "Schedule" refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to "$" or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (l) references to "make available" or "made available" shall include availability through an electronic data room, through EDGAR or otherwise, in each case at least four hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

        10.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware; provided that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

        10.10    Remedies.

          (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

          (b)   The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Subject to the following sentence and Section 10.10(c), the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.11 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.3 and 10.10(c) (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party's right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing or anything else to the contrary herein, it is explicitly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent's obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of the applicable Equity Funding Letter and to effect the Closing in accordance with Section 1.3 (but not the right of the Company to such injunctions, specific performance or other equitable remedies for any other reason) shall be subject in all events to the requirements that (i) the Marketing Period has ended and the satisfaction, or express written waiver by Parent of all conditions precedent to the obligations of Parent to consummate the transactions contemplated hereby set forth in in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being satisfied at the Closing) at the time when the Closing would have been required to occur pursuant to Section 1.3, but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 6.11(b)) has been funded or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is or were to be funded at the Closing, and (iii) the Company has irrevocably confirmed in writing to Parent that (x) if specific performance is granted and the Equity Financing and Debt Financing were funded, then it would take such actions required of it by this Agreement to cause the Closing to occur and (y) it stands ready, willing and able to consummate the Merger. The parties hereto agree not to assert that a remedy of specific enforcement is contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.10(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

          (c)   Notwithstanding anything in this Agreement to the contrary:

              (i)  in the event that the Company shall terminate this Agreement in circumstances where the Parent Termination Fee is owed pursuant to Section 8.3(c), then, the Company's right to receive payment of the Reverse Termination Fee pursuant to Section 8.3(c) shall, together with any indemnification for or reimbursement of any applicable expenses pursuant to Section 6.11(c) , 6.15, 6.16, 6.17 or 8.3(e), be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company, the Company Related Parties or any other Person arising out of or in connection with this Agreement, the Financing Letters or the Limited Guarantee, the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof), any breach (including any Willful Breach) or failure to perform hereunder or thereunder, the failure of the Merger or the other Transactions to be consummated, or any matter forming the basis for such termination, and, upon payment of such amount, neither the Company, any Company Related Party nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, any Guarantor, the Financing Sources or any of their respective representatives (including any investment banker, financial advisors, attorneys, accountants or other advisors) or any of their respective Affiliates or any of their or their Affiliates' respective direct or indirect, former, current or future general or limited partners, stockholders, equityholders, securityholders, financing sources, managers, members, directors, officers, representatives, employees, controlling persons, agents or assignees (collectively, the "Parent Related Parties") for any loss or damage arising out of or in connection with any breach (including any Willful Breach) or failure to perform under this Agreement, the Financing Letters or the Limited Guarantee, any of the Transactions (or the abandonment or termination thereof), the failure of the Merger or the other Transactions to be consummated or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement); provided that nothing in this Section 10.10(c) shall limit the rights of the Company, its Subsidiaries and their respective Representatives under the Confidentiality Agreement or to be indemnified and reimbursed for expenses in accordance with Section 6.11(c), 6.15, 6.16, 6.17 or 8.3(e). For the avoidance of doubt, subject to the proviso in the immediately preceding sentence, upon payment to the Company of such Parent Termination Fee, none of Parent or the Parent Related Parties or any of their representatives, including any investment banker, financial advisor, any Debt Financing Source, attorney, accountant or other advisor, agent, representative or affiliate shall have any further liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement or the transactions contemplated hereby;

             (ii)  in the event that Parent or its designee shall become entitled to receive full payment of the Company Termination Fee pursuant to Section 8.3(b), then Parent's right to receive payment of the Company Termination Fee pursuant to Section 8.3(b) shall, together with any reimbursement of applicable expenses pursuant to Section 8.3(e), be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, the Parent Related Parties or any other Person arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) any breach (including any Willful Breach) or failure to perform hereunder, the failure of the Merger or the other Transactions to be consummated, or any matter forming the basis for such termination, and, upon payment of such amount, none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future officers, directors, partners, stockholders, managers, members, financing sources, representatives, employees, controlling persons, agents or Affiliates or any other Person claiming by, through or for the benefit of the Company (collectively, "Company Related Parties") arising out of or in connection with this Agreement (including any Willful Breach), any of the Transactions, the failure of the Merger or the other Transactions to be consummated or any matters forming the basis for such termination; provided that nothing in this Section 10.10(c) shall limit the rights of the Parent and any of its applicable Representatives under the Confidentiality Agreement or to be indemnified and reimbursed for expenses in accordance with Section 8.3(e); and

            (iii)  in connection with any loss suffered by the Company or any Company Related Party arising out of or in connection with this Agreement, the Financing Letters or the Limited Guarantees and the Transactions, including as a result of the failure of the transactions contemplated hereby and thereby to be consummated or for a breach (including Willful Breach) or failure to perform hereunder or otherwise (other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee pursuant to Section 8.3(c)) the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of Parent and the Parent Related Parties, if any, shall be limited to the amount of the Parent Termination Fee, and in no event shall the Company or any Company Related Party seek or be entitled to recover from Parent or any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount, including through Parent, Merger Sub, any Parent Related Party or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law, through a claim based in tort, contract or otherwise (except that Parent shall be obligated to the Company under the Confidentiality Agreement, Section 8.3(e) and for any of its expense reimbursement and indemnification obligations contained in Sections 6.11(c) , 6.15, 6.16 and 6.17).

            (iv)  In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee pursuant to Section 8.3(b), Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount (except that the Company shall be obligated to the Parent under the Confidentiality Agreement and Section 8.3(e)). Notwithstanding the foregoing, Parent acknowledges and agress that it shall not be entitled to monetary damages for any breach of Section 6.15 or Section 6.16 by the Company and that its sole and exclusive remedy for any breach of Section 6.15 or Section 6.16 by the Company shall be specific performance (and the Company acknowledges and agrees that such remedy shall be available against it).

For the avoidance of doubt, while each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 10.10(b) and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under Section 8.3(b) or Section 8.3(c), respectively, or the recovery of monetary damages subject to the limitations set forth in Section 10.10(c)(iii) or Section 10.10(c)(iv), under no circumstances shall the Company or Parent be permitted or entitled to receive both (1) a grant of specific performance of the Equity Financing to be funded and/or that results in a Closing and consummation of the Transactions and (2) any money damages, including monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable, and in no event shall the Company Related Parties or the Parent Related Parties be entitled to receive any damages whatsoever if the Parent Termination Fee or the Company Termination Fee, as applicable, is paid (except for any obligations arising under the Confidentiality Agreement, Section 8.3(e), Section 6.11(c) , Section 6.15, Section 6.16 and Section 6.17). The parties acknowledge and agree that the fact that the parties have agreed to this Section 10.10(c) shall not be deemed to affect any party's right to specific performance under Section 10.10(b) (subject to the limitations set forth therein). Notwithstanding the foregoing, no Debt Financing Source shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Debt Commitment Letter, this Agreement, the Transactions, or with respect to any activities related to the Debt Financing.

        10.11    Submission to Jurisdiction.    Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources and their respective former, current or future affiliates and their former, current or future general or limited partners, shareholders, directors, officers, managers, employees, members, agents, representatives, controlling persons, advisors or attorneys and any heirs, successors or assigns of any of the foregoing in any way relating to this Agreement or any of the Transactions, including with respect to any dispute arising out of or relating in any way to the Debt Commitment Letters and any transactions contemplated thereby, including the Debt Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York or, in either case, any appellate court thereof, and agree that the waiver of jury trial set forth in Section 10.12 hereof shall be applicable to any such proceeding.

        10.12    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY LITIGATION (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTERS, THE TRANSACTIONS AND FINANCINGS CONTEMPLATED THEREBY OR THE PERFORMANCE THEREOF, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

        10.13    Disclosure Schedule.    The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section or subsection of this Agreement and (b) the other sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of the text of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

        10.14    Parent Guarantee.    The Parent agrees to take all action necessary to cause the Merger Sub or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Merger Sub or the Surviving Corporation, as applicable, under this Agreement.

[Remainder of Page Intentionally Left Blank.]

        The Parent, the Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

ARCH PARENT INC.
By:	/s/ STEFAN KALUZNY
	Name:	Stefan Kaluzny
	Title:	President
ARCH MERGER SUB INC.
By:	/s/ STEFAN KALUZNY
	Name:	Stefan Kaluzny
	Title:	President
STAPLES, INC.
By:	/s/ SHIRA GOODMAN
	Name:	Shira Goodman
	Title:	Chief Executive Officer

 EXHIBIT A

Form of Certificate of Incorporation
of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STAPLES, INC.

ARTICLE I

        The name of the corporation is Staples, Inc.

ARTICLE II

        The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

        The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

ARTICLE V

        The corporation is to have perpetual existence.

 ARTICLE VI

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE VII

        Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE VIII

        No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction in which the director derived an improper personal benefit. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

        The Corporation shall indemnify its present and former directors and officers to the maximum extent permitted by the General Corporation Law as from time to time amended. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE X

        The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE XI

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *    *    *

Exhibit A – Page 2

QuickLinks

  Exhibit 2.1
  EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER by and among STAPLES, INC., ARCH MERGER SUB INC. and ARCH PARENT INC. Dated as of June 28, 2017
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II TREATMENT OF COMPANY SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB
ARTICLE V CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX DEFINED TERMS
ARTICLE X MISCELLANEOUS
  EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF STAPLES, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
ARTICLE XI